      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998



                                                      REGISTRATION NO. 333-56889

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         ARBOR NATIONAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

               NEW YORK                                 (6282)                                  (    )
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)               Classification Code)                    Identification No.)

                            ------------------------

                          333 EARLE OVINGTON BOULEVARD
                              UNIONDALE, NY 11553
                                 (516) 832-8002
     (Address, including zip code and telephone number, including area code of registrant's principal executive offices)
                         ------------------------------

                                  IVAN KAUFMAN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          333 EARLE OVINGTON BOULEVARD
                              UNIONDALE, NY 11553
                                 (516) 832-8002
                     (Name, address, including zip code and
          telephone number, including area code of agent for service)
                         ------------------------------

                                   COPIES TO:


  JONATHAN A. BERNSTEIN, ESQ.          RICHARD A. LIPPE, ESQ.           FRED B. WHITE III, ESQ.
    STEPHEN M. GOODMAN, ESQ.       MELTZER, LIPPE,GOLDSTEIN, WOLF     SKADDEN, ARPS, SLATE,MEAGHER
    PRYOR CASHMAN SHERMAN &              & SCHLISSEL, P.C.                     & FLOM LLP
           FLYNN LLP                        THE CHANCERY                    919 THIRD AVENUE
        410 PARK AVENUE                  190 WILLIS AVENUE                 NEW YORK, NY 10022
    NEW YORK, NY 10022-4441              MINEOLA, NY 11501


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 15, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                        SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

    All of the       shares of common stock, par value $.01 per share (the
"Common Stock"), offered hereby (the "Offering") are being sold by Arbor National Holdings, Inc., a New York corporation (the "Company" or "ANHI").

    Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering
price will be $         per share. See "Underwriting" for information relating
to factors considered in determining the initial offering price. The Company has applied to have the Common Stock approved for quotation on the NASDAQ National Market under the symbol "ARBH."

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO
                         THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

                                                                            Underwriting
                                                                           Discounts and        Proceeds to
                                                     Price to Public(1)    Commissions(1)        Company(2)
Per Share..........................................
Total..............................................

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $813,000.

(3) The Underwriters have been granted an option, exercisable within 30 days of
    the date hereof, to purchase up to       additional shares of Common Stock
    on the same terms and conditions as set forth above. If the Underwriters exercise such option in full, the total price to public, underwriting
    discount and proceeds to Company will be $      , $      , and $      ,
    respectively. See "Underwriting."

    The Common Stock is offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the shares to the Underwriters will be made through the facilities of The Depository Trust Company, New York, New York on or about
      .

LEHMAN BROTHERS                           FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                  The date of this Prospectus is       , 1998.

    CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement (including the exhibits thereto) filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http:// www.sec.gov.

    The Company has applied to have the Common Stock approved for quotation on the NASDAQ National Market, and the Registration Statement and such reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the NASDAQ National Market located at 1735 K Street, N.W., Washington, D.C. 20006.

    Upon the effectiveness of the Registration Statement, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company reports its financial statements on a year ended December 31. The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

    Arbor National Holdings, Inc. is a New York corporation formed in June 1998. The Company's principal executive offices are located at 333 Earle Ovington Blvd., Uniondale, New York 11553 and its telephone number is (516) 832-8002.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE COMBINED FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED (I) THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE TRANSACTIONS DESCRIBED BELOW UNDER "RECENT DEVELOPMENTS" AND "REORGANIZATION TRANSACTIONS" HAVE BEEN COMPLETED AND THAT THE OVER-ALLOTMENT OPTION DESCRIBED IN "UNDERWRITING" IS NOT EXERCISED; AND (II) REFERENCES TO THE "COMPANY" MEAN, AS APPROPRIATE, PRIOR TO THE EXCHANGE TRANSACTION (AS DEFINED BELOW), ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC ("ANCM") AND ARBOR SECURED FUNDING, INC. ("ASF"), AND AFTER THE EXCHANGE TRANSACTION, ARBOR NATIONAL HOLDINGS, INC. ("ANHI") AND ITS SUBSIDIARIES.

                                  THE COMPANY

    Arbor National Holdings, Inc. is a fully integrated real estate financial services company. The Company funds, on a negotiated basis, high-yielding lending and investment opportunities in commercial real estate through mezzanine loans, bridge loans, note acquisitions and other customized financing structures ("Customized Financing"). It also derives substantial revenue from the origination for sale and servicing of government-sponsored and conduit mortgage loans ("Permanent Loans") for multifamily and other types of commercial properties.

    In recent years the Company has experienced significant growth. Total revenues increased from $16.7 million to $24.3 million for the years ended December 31, 1996 and 1997, respectively, and from $4.3 million to $8.0 million for the quarters ended March 31, 1997 and 1998, respectively. Pro forma net income increased from $2.5 million to $5.2 million for the years ended December 31, 1996 and 1997, respectively, and from $0.7 million to $2.0 million for the quarters ended March 31, 1997 and 1998, respectively. At March 31, 1998, the Company's commercial servicing portfolio consisted of 136 loans aggregating approximately $536 million and its portfolio of loans held for investment consisted of 38 loans aggregating approximately $56 million.

    The Company targets the market for transactions under $20 million, particularly in the $1 million to $5 million range, where management believes it has competitive advantages, particularly its lower cost structure and its in-house capabilities. The Company generates a continuing pipeline of real estate finance and investment opportunities through its six full-service offices in Atlanta, Boston, Chicago, Dallas, San Francisco and Uniondale, New York, its three satellite offices in Miami, Los Angeles and Florence, Kentucky (greater Cincinnati, Ohio) and its extensive network of strategic relationships with investment banking firms, brokers, developers, real estate owners and operators, and other financial institutions.

    The Company's Customized Financing activities highlight its unique strengths. First, the Company's strong presence and established relationships in the marketplace facilitate its ability to source and identify many non-traditional lending opportunities. Second, the specialized lending expertise and entrepreneurial abilities of its staff enable the Company to provide creative, flexible financing structures, thus enhancing value for the Company and its borrowers. Third, the Company, as a provider of both transitional financing under its Customized Financing activities and permanent mortgage financing under its Permanent Loan activities, is uniquely positioned in its targeted market as a single source of financing solutions.

    The Company's Permanent Loan activities consist of originating commercial mortgage loans pursuant to government-sponsored and conduit loan programs, and selling those loans, typically on a whole loan basis, to government-sponsored entities or other secondary market investors, while retaining the servicing of those loans for a fee. As compared to Customized Financing activities, the Company's Permanent Loan activities generate a more stable and predictable flow of revenue through servicing and other fee income. In addition, the Permanent Loan activities keep the Company closely apprised of trends in the commercial real estate market and provide an additional source for Customized Financing opportunities. The

Company primarily originates permanent loans pursuant to the FNMA DUS Program (as defined below), under which it is one of 28 approved lenders. To date, the Company has had no credit losses on its commercial servicing portfolio.

    The Chief Executive Officer and founding stockholder of the Company is Ivan Kaufman, who was the co-founder, chairman and controlling stockholder of Arbor National Holdings, Inc. ("Old Arbor"), a publicly held, NASDAQ traded company that went public on August 7, 1992 and was subsequently sold in January 1995 to BankAmerica Corporation. From 1983 through 1994, under Mr. Kaufman's management, Old Arbor's residential mortgage lending activities grew to 25 branches in eleven states, with approximately 1,000 employees, originating more than $4 billion of loans annually and servicing nearly $5.5 billion. In connection with the sale of Old Arbor to BankAmerica Corporation, the commercial mortgage lending operations were acquired by Mr. Kaufman. Since this acquisition, the Company has evolved to become a full service provider of real estate financial services to owners and developers of commercial and multifamily real estate properties. In anticipation of the Offering, ANHI was formed in 1998 as a holding company for ANCM and ASF, which were reorganized into a single entity and then acquired by ANHI through an exchange of equity. See "Recent Developments" and "Reorganization Transactions."

COMPETITIVE ADVANTAGES

    - BREADTH OF PRODUCT OFFERINGS--Since the Company offers both short-term and long-term funding capabilities, as well as the skills and expertise to develop creative, flexible financing structures, the Company can present itself as a single-source financing alternative, attracting individual clients with diverse and complex needs.

    - FOCUS ON UNDERSERVED MARKET--The Company specializes in Customized Financing transactions under $20 million, particulary the $1 million to $5 million range, which larger financial institutions will not consider, or, because of organizational constraints, cannot offer on terms comparable to those provided by the Company.

    - ORIGINATION SYNERGIES--The Company's participation in Permanent Loan programs provides significant synergies with the Customized Financing business. The Permanent Loan programs create a stream of opportunities that require transitional financing to position the underlying property for a Permanent Loan while also providing an effective exit strategy for Customized Financing transactions generated from other sources.

    - RAPID EXECUTION CAPABILITY--The Company's in-house expertise enables it to act on proposals quickly and decisively and analyze opportunities, provide commitments and close transactions within a few weeks and sometimes days, if required. The Company believes its reputation for rapid execution attracts, from both borrowers and other lenders, opportunties that would not otherwise be available.

    - CONTINUITY AND EXPERIENCE OF MANAGEMENT--The four senior executive officers of the Company (including Mr. Kaufman) have an average of more than twelve years of experience in real estate finance and investing, while the 21 vice presidents and regional directors average almost sixteen years of relevant industry experience. Eleven members of the Company's management team worked with Mr. Kaufman at Old Arbor. The remainder have been recruited because of their particular product specialization and expertise in analyzing and structuring complex financial transactions in commercial real estate.

    - COMMITMENT OF SENIOR MANAGEMENT AND KEY EMPLOYEES--In addition to the substantial ownership of the Company by Mr. Kaufman, all senior executives and eighteen key employees have made significant equity investments in the Company which align their interests with those of the Company's other stockholders.

    - NETWORK OF RELATIONSHIPS--In addition to the market presence represented by its full-service and satellite offices, the Company generates significant opportunities through referrals from an extensive network of strategic relationships with investment banking firms, brokers, developers, real estate owners and operators and other financial institutions.

BUSINESS STRATEGIES

    - INCREASE CUSTOMIZED FINANCING OPPORTUNITIES by using the additional capital from this Offering to offer an expanded range of maturities and other terms suitable for various borrowers and projects.

    - GROW THE COMPANY'S STREAM OF INTEREST INCOME by using the additional capital from this Offering to permit longer retention of bridge and mezzanine loans on the Company's balance sheet.

    - DIVERSIFY THE COMPANY'S ORIGINATIONS AND INVESTMENTS beyond loans on multifamily properties to include financings of assisted-living facilities, hotels and other types of commercial property developments.

    - CONTINUE THE COMPANY'S GEOGRAPHIC EXPANSION into selected major real estate markets throughout the United States to expand its originations capabilities by increasing local awareness of the Company's capabilities and improving the Company's ability to monitor local activity for suitable opportunities.

    - INCREASE THE AVERAGE OUTSTANDING LOAN BALANCE of Customized Financing activities through the utilization of the additional capital from this Offering to fund larger transactions in the under $20 million market.

    - LEVERAGE THE COMPANY'S CORE COMPETENCIES TO EXPAND ITS SERVICES and develop related products, such as the FHA-insured multifamily and healthcare financing program, as well as acquiring or developing in-house property management capabilities.

                              RECENT DEVELOPMENTS

    ANCM, which will become a wholly-owned subsidiary of ANHI on the closing of this Offering (see "Reorganization Transactions"), acquired 100% of the outstanding stock of ASF as of April 1, 1998 through the following series of transactions, all of which occurred on that date (referred to herein as the "ASF Transactions").

    Prior to its acquisition by ANCM, ASF distributed a dividend of certain assets that were not consistent with the intended business of the Company to Ivan Kaufman, its sole stockholder, at their net book value of $1.5 million, leaving ASF with assets consisting primarily of 19 loans in the aggregate amount of $9.2 million. Immediately thereafter, Mr. Kaufman sold the outstanding common stock of ASF for its remaining net book value of approximately $3.7 million to the Ivan and Lisa Kaufman Family Trust, a trust for the benefit of Mr. Kaufman's family members (hereinafter known as the "Trust"). Immediately thereafter, and simultaneously with the purchase of Class B membership interests by certain officers and employees of ANCM, the Trust, which was already a Class A member of ANCM, purchased an additional Class A membership interest in ANCM by transferring the ASF shares to ANCM. As a result of this transfer, the S corporation status of ASF terminated. In connection with such transfer, Mr. Kaufman agreed to indemnify the Company for any and all losses which may be incurred by the Company or ANCM relating to any assets formerly owned by ASF and any financing commitments previously made by ASF and subsequently transferred to ANCM.

                          REORGANIZATION TRANSACTIONS

    On June   , 1998, all of the members of ANCM entered into an agreement (the
"Exchange Agreement") pursuant to which they agreed to exchange their membership interests in ANCM for an aggregate of 7,500,000 shares of Common Stock (the "Exchange Shares"). Pursuant to the Exchange Agreement, the exchange is to be effected without further action by the members immediately prior to the closing of the Offering, at which time each holder of membership interests shall receive a pro rata allocation of the Exchange Shares based on such member's capital account in ANCM relative to the aggregate capital accounts of all members.

    As a result of this Reorganization, the Company will record a deferred tax liability of $2.2 million and make a [$6.0 million] distribution to members of previously undistributed earnings. See "Selected Financial Data."

    Prior to this Offering, the Company received certain financial management, marketing and human resources services, as well as office space, from Arbor Management LLC ("Arbor Management"), a company owned by Mr. Kaufman, for which the Company paid a management fee. See "Certain Relationships and Related Transactions." In addition to the transactions which will occur pursuant to the Exchange Agreement (the "Exchange Transaction"), the Company will also make the following administrative changes no later than the closing of the Offering: (1) the sub-lease for the Company's Uniondale, New York office will be transferred to the Company; (2) all employees, including senior management, will be employed and paid by the Company; and (3) all employee benefit programs will be provided and administered by the Company.

                                  THE OFFERING

Common Stock Offered hereby.......  shares(1)

Shares to be Outstanding After the  shares(2)
  Offering........................

NASDAQ National Market Symbol.....  ARBH

Use of Proceeds...................  The net proceeds from the Offering will be used initially to repay outstanding indebtedness of the
                                    Company and as working capital for general corporate
                                    purposes relating to the growth of the Company.

------------------------

(1) Assumes that the Underwriters' over-allotment option is not exercised. If such over-allotment option is exercised in full, up to an additional shares of Common Stock will be issued and sold by the Company. See "Underwriting."

(2) Based on the number of shares of Common Stock outstanding on June       ,
    1998. Does not include       shares of Common Stock reserved for issuance
    under the Company's 1998 Stock Plan (as defined herein) including shares issuable under options which will be granted at the closing of this Offering. See "Management--Employee Benefit Plans.

                        SUMMARY SELECTED FINANCIAL DATA

    The following table presents summary historical combined financial information for the Company at the dates and for the periods indicated. The historical operations data for the years ended December 31, 1997, 1996 and 1995 and balance sheet data as of December 31, 1997 and 1996 have been derived from the audited combined financial statements of the Company included elsewhere in this Prospectus. The historical balance sheet data as of December 31, 1995 has been derived from the Company's unaudited combined financial statements. The historical operations data presented for the three month periods ended March 31, 1998 and 1997 and balance sheet data presented as of March 31, 1998 have been derived from unaudited interim combined financial statements and include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the Company's results of operations for these periods. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1998. The summary historical combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the Combined Financial Statements and related notes as set forth elsewhere herein as well as "Recent Developments."

OPERATIONS DATA:

                                       THREE MONTHS ENDED MARCH 31,
                                                                              YEARS ENDED DECEMBER 31,
                                       ----------------------------  -------------------------------------------
                                           1998           1997           1997           1996           1995
                                       -------------  -------------  -------------  -------------  -------------
Interest earned......................  $   2,529,979  $   1,672,747  $   9,641,121  $   6,783,312  $   3,725,904
Fee-based services, including gain on
  sale of loans and real estate......      4,373,022      2,340,814     12,686,908      8,794,147      2,627,716
Servicing revenue, net...............        539,241        305,253      1,957,983      1,082,699        394,461
Income from investment in real estate
  held for sale, net of operating
  expenses...........................        540,334       --             --             --             --
Total revenues.......................      7,982,576      4,318,814     24,286,012     16,660,158      6,748,081
Net income...........................      3,432,110      1,175,870      8,632,262      4,302,596        714,807
Provision for pro forma income
  taxes(1)...........................      1,383,244        479,548      3,468,648      1,753,788        299,523
Pro forma net income.................      2,048,866        696,322      5,163,614      2,548,808        415,284

BALANCE SHEET DATA:

                                              AT MARCH 31,                        AT DECEMBER 31,
                                      ----------------------------  --------------------------------------------
                                          1998           1998
                                      PRO FORMA(3)      ACTUAL           1997           1996           1995
                                      -------------  -------------  --------------  -------------  -------------
Loans held for sale, net............  $  11,826,971  $  11,826,971  $   46,482,348  $  45,729,204  $  35,349,890
Loans held for investment, net......     54,821,182     56,273,289      68,609,906     38,685,564     36,030,439
Total assets........................     93,491,402     94,308,355     140,181,758     94,761,612     79,926,724
Notes payable.......................     58,565,230     58,565,230     110,227,947     75,909,788     68,394,767
Total liabilities...................     75,988,049     67,853,049     117,148,176     81,298,478     72,243,186
Total equity........................     17,503,353     26,455,306      23,033,582     13,463,134      7,683,538

OTHER DATA:

                                           AT OR FOR THE                           AT OR FOR THE
                                    THREE MONTHS ENDED MARCH 31,              YEARS ENDED DECEMBER 31,
                                   ------------------------------  ----------------------------------------------
                                        1998            1997            1997            1996            1995
                                   --------------  --------------  --------------  --------------  --------------
Return on average equity (2)                33.1%           20.9%           28.3%           24.1%            5.7%
Return on average assets (2)                 7.0%            3.2%            4.4%            2.9%            0.9%
Debt to equity ratio.............            2.2x            4.6x            4.8x            5.6x            8.9x
Total originations:
  Permanent Loans................  $   23,779,000  $   34,013,000  $  215,545,000  $  244,287,000  $  104,374,000
  Customized Financing...........  $   11,649,000  $   18,080,000  $  174,377,000  $   74,103,000  $   81,729,000
Commercial servicing portfolio
  (4)............................  $  535,765,000  $  418,541,000  $  529,956,000  $  385,518,000  $  211,633,000
Number of loans in commercial
  servicing portfolio............             136             117             133             110             111
Selling and administrative
  expenses as a percentage of
  total revenue..................           14.3%           19.2%           14.4%           21.0%           23.1%

------------------------

(1) The pro forma provision for income taxes represents the difference between historical income taxes and the income taxes that would have been reported had the Company filed income tax returns as a taxable C corporation for each of the periods presented using a pro forma income tax rate of 40%.

(2) Return on average equity and assets are based on pro forma net income and historical average equity and assets, respectively. Return on average equity and assets for the three months ended March 31, 1998 and 1997 are annualized.

(3) The pro forma balance sheet gives effect to (i) the distribution by ASF of $1,462,000 of ASF assets to Ivan Kaufman, its sole stockholder, on April 1, 1998, (ii) the contribution of capital by members on April 1, 1998 of $717,062, net of a distribution of capital to a former employee, and (iii) a distribution of previously undistributed earnings of [$6,000,000]. See "Recent Developments" and "Reorganization Transactions."

(4) The Company's commercial servicing portfolio represents commercial loans serviced for third parties for a fee and does not include loans held for investment.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

    DEPENDENCE ON KEY PERSONNEL. The Company believes that its success depends to a significant extent upon the experience of Ivan Kaufman and other senior management executives of the Company. The Company believes that Mr. Kaufman in particular has an established reputation in the real estate investment industry which is expected to aid the Company in obtaining investment opportunities. Prior to the effective date of the Registration Statement of which this Prospectus forms a part, the Company will acquire a key man life insurance policy with respect to Mr. Kaufman in the amount of $5 million.

    While the Company believes that it could replace these key executives, the loss of their services could have a material adverse effect on the operations of the Company through a diminished capacity to obtain investment opportunities and to structure and execute potential investments. The Company may not successfully recruit additional personnel and any additional personnel that are recruited may not have the requisite skills, knowledge or experience necessary or desirable to enhance the incumbent management. While directing the growth of the Company's business, Mr. Kaufman and several of these executives have simultaneously engaged, on a part-time basis, in other business activities of Mr. Kaufman which are not competitive with the business of the Company. Their active involvement in these other activities is not expected to continue beyond December 31, 1998. The employment agreements of these key executives require them to devote substantially all of their business time to rendering services for the Company subsequent to December 31, 1998. See "Management--Employment Agreements." From the closing of this Offering through December 31, 1998, Mr. Kaufman will reimburse the Company for the services of these executives in his other business ventures at a rate of $25,000 per month, an amount which is equal to the estimated maximum portion of their time spent on such ventures, multiplied by their per annum salary for 1998.

    BROAD DISCRETION ON INVESTMENTS. The Company's business plan is general in nature and subject to change based upon changing conditions and opportunities. The Company invests in real estate-related assets, which may be subject to varying degrees of risk generally incident to the ownership of real property. Management has broad discretion and authority to invest in whatever loans or other real estate-related assets the Company deems appropriate. The Company has entered into, and may continue to enter into, joint venture arrangements with third parties. The Company in certain instances will not have control over the day-to-day operations of businesses and assets in which it invests in the form of a joint venture, and will therefore be dependent on third-party partners for the success of any such joint venture. Further, the Company may engage in construction financing for development stage projects which is inherently riskier than the Company's Permanent Loan and other Customized Financing activities. Also, there are no limits as to the size of a particular transaction which can result in significant concentration of capital in a single investment. No assurance can be given that management's decisions on funding any particular investment or any type of investment structure in this regard will result in a profit for the Company.

    CREDIT CONCENTRATION OF LOANS HELD FOR INVESTMENT. As of March 31, 1998, 46.9% of the Company's portfolio of loans held for investment consisted of three loans of $11.1 million, $5.5 million and $10.4 million. These loans were held by two unrelated borrowers and secured by individual properties or interests in investment partnerships. A default by either borrower on any of these loans would significantly reduce the value of such portfolio. In such event, the business, prospects, financial condition and results of operations of the Company could be materially adversely affected.

    POSSIBLE VOLATILITY IN QUARTERLY RESULTS. Primarily due to the nature of Customized Financing transactions, trends in origination volume, revenues and earnings may fluctuate, causing the Company's quarterly results from these activities to fluctuate and limiting the value of comparing operating results from quarter to quarter. These limitations may result in uncertainty in the market for the Common Stock and may therefore affect the stock price. Historically, the Company has experienced increased transactions and higher revenues and earnings in the fourth quarter primarily due to borrowers' desire to consummate transactions by year end.

    VALUE OF COMPANY ASSETS DEPENDENT ON CONDITIONS BEYOND COMPANY'S
CONTROL. Customized Financing transactions are relatively illiquid. The ability of the Company to change the mix of its investments in response to changes in economic and other conditions will be limited. No assurances can be given that the fair market value of any assets acquired by the Company will not decrease in the future. The underlying value of the assets is dependent upon a number of factors which are beyond the control of the Company. Among these factors may be the ability of the Company's borrowers to operate their properties in a manner that generates revenue sufficient to cover debt service due to the Company; changes in interest rates and in the availability, cost and terms of financing; adverse changes in national or local economic conditions; competition from other properties offering the same or similar services and adverse changes in governmental rules and fiscal policies.

    ACCESS TO FUNDING SOURCES. The Company requires access to short-term warehouse credit facilities in order to fund loan originations and purchases pending the sale of such loans. The Company currently has a $90 million warehouse line of credit funded by four financial institutions, a repurchase agreement with Fannie Mae and a $10 million repurchase agreement with an institutional investor. The Company has also borrowed funds from Mr. Kaufman. Although the Company expects to be able to maintain and expand its existing warehouse credit facilities and to obtain replacement or additional financing as the current arrangements expire or become fully utilized, there can be no assurance that such financing will be available on reasonable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

    RISK OF LOSS ON LOANS SOLD UNDER THE FNMA DUS PROGRAM. The Company is approved by the Federal National Mortgage Association ("Fannie Mae" or "FNMA") to participate in its Delegated Underwriting and Servicing Program ("FNMA DUS Program"). Under this program, the Company originates, sells and services multifamily loans for Fannie Mae without having to obtain Fannie Mae's prior approval for each loan. This program requires the Company to share the risk of loss by paying a portion of the losses on mortgages it originates under the program, up to 20 percent of the original principal balance of the loan. See "Business--Permanent Loans--FNMA DUS." Additionally, changes in the Company's estimates of defaults under the FNMA DUS Program could materially impact the value of rights to service. The Company is required to maintain a letter of credit or restricted cash balances based on the size of its servicing portfolio of FNMA DUS loans which totaled $2.4 million at March 31, 1998. As of March 31, 1998, the unpaid principal balance of loans placed in the FNMA DUS Program by the Company totaled $327 million (out of a total of $536 million principal balance of Permanent Loans serviced by the Company). As of March 31, 1998, the Company had a reserve of $1.7 million to provide for future loan losses under the FNMA DUS Program. While the Company believes that this reserve is sufficient, actual loan losses under the FNMA DUS Program could exceed this reserve and could have a materially adverse effect on the Company's performance, which in turn may adversely affect the price of the Common Stock.

    RETAINED RISKS OF LOANS SOLD. In connection with the Company's origination and sale of certain loans, the Company must make certain representations and warranties concerning loans originated by the Company and sold to investors. These representations and warranties cover such matters as title to mortgaged property, lien priority, environmental reviews and certain other matters. The Company's representations and warranties rely in part on similar representations and warranties made by the borrower or others. The Company would have a claim against the borrower or another party in the event of a breach of any representations or warranties that are made by the borrower or others; however, the Company's ability to recover on any such claim would be dependent upon the financial condition of the party against which such claim is asserted. In addition, the Company makes certain representations and warranties even though it does not receive similar representations and warranties from borrowers or others, and the Company is not entitled to indemnity with respect to violations of such representations and warranties. There can be no assurance that the Company will not experience a material loss as a result of representations and warranties it makes, which loss may in turn adversely affect the Company's operations.

    RISK OF LOSS FROM CHANGES IN GENERAL ECONOMIC CONDITIONS. Periods of economic slowdown or recession, rising interest rates or declining demand for real estate could adversely affect the Company's business. In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on multifamily and commercial loans, which may also have an adverse effect on the Company's business, financial condition and results of operations. The Company may experience losses as a result of reduced servicing fees from loans that are foreclosed and may experience losses from mortgages in the FNMA DUS Program if the value of the underlying asset declines. Such periods also may be accompanied by decreased demand for multifamily or commercial properties, resulting in declining values of properties securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in the number of properties available for sale during recessionary economic periods may depress the prices at which foreclosed properties may be sold or delay the timing of such sales. There can be no assurance that the multifamily or commercial markets will be adequate for the sale of foreclosed properties and any material deterioration of such markets could reduce recoveries from the sale of repossession inventory.

    FAILURE TO SUCCESSFULLY MANAGE INTEREST RATE VOLATILITY MAY ADVERSELY AFFECT RESULTS OF OPERATIONS. In general, when the Company establishes an interest rate on a loan held for sale, it attempts to contemporaneously lock in an interest yield to the institutional investor purchasing that loan. By selling these loans shortly following origination, the Company limits its exposure to interest rate fluctuations. However, the Company will accumulate some loans for bulk sale and in these circumstances the Company hedges its interest rate risk with forward commitments and put options. The Company does not hedge its loans held for investment because these loans are generally variable rate loans that are based on short term LIBOR. However, the operations and profitability of the Company are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate loans. In such event, the business, prospects, financial condition and results of operations of the Company could be materially adversely affected.

    POSSIBLE CHANGES IN THE MARKET FOR WHOLE LOAN SALES. The Company sells all of its loan originations to a limited number of institutional purchasers. There can be no assurance that such purchasers will continue to purchase the Company's loans and to the extent that the Company could not successfully replace such loan purchasers, the Company's cash flow, results of operations, financial condition and business prospects could be materially adversely affected. Also, the inability of the Company to sell its loan originations limits revenue generated from servicing such originations and may slow growth in its Customized Financing activities. Further, adverse conditions in the commercial mortgage-backed securitization market could negatively impact the ability of the Company to complete whole loan sales, as many of the Company's whole loan purchasers securitize the loans they purchase from the Company.

    UNCERTAINTIES RESULTING FROM GOVERNMENT REGULATION AND CHANGES IN GOVERNMENTAL PROGRAMS. The operations of the Company are subject to regulation by federal, state and local government authorities (such as the Federal Housing Administration, a division of the United States Department of Housing and Urban Development ("FHA/HUD")), various laws and judicial and administrative decisions, and regulations of government sponsored entities (such as Fannie Mae) that purchase mortgages originated and serviced by the Company. These laws, regulations and decisions require the Company, among other things, to maintain a minimum net worth and minimum lines of credit, to submit financial reports, and to maintain a quality control plan for the underwriting, origination and servicing of loans. These laws and regulations also impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, personnel qualifications, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations and with the requirements of entities purchasing mortgages, there can be no assurance that more restrictive laws, rules, regulations or requirements will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase, sell or service loans or further limit or restrict the amount of interest and other charges earned on loans.

    LIMITATION ON LIABILITY OF OFFICERS AND DIRECTORS OF THE COMPANY. The Company's Certificate of Incorporation (the "Certificate of Incorporation") contains a provision which limits the liability of a director or officer to the Company and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) deliberate dishonesty established by a final judgment as being material to the cause of action. The Company will indemnify its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that such persons are otherwise accountable or liable for the debts or obligations of the Company or its affiliates.

    ANTI-TAKEOVER PROVISIONS. The Certificate of Incorporation and the Company's Bylaws (the "Bylaws") include provisions that could delay, defer or prevent a takeover attempt that may be in the best interest of shareholders. These provisions include the ability of the Board of Directors to issue up to 10,000,000 shares of preferred stock (the "Preferred Stock") without any further shareholder approval, and requirements that shareholders give advance notice with respect to certain proposals (including nomination of directors) that they may wish to present for a shareholder vote. Issuance of Preferred Stock could also discourage bids for Common Stock at a premium as well as create a depressive effect on the market price of the Common Stock. In addition, under certain conditions, Section 912 of the New York Business Corporation Law (the "NYBCL") would prohibit the Company from engaging in a "business combination" with an "interested shareholder" (in general, a shareholder owning directly or indirectly 20% or more of the Company's outstanding voting stock) for a period of five years unless the business combination is approved in a prescribed manner or meets prescribed conditions.

    CONTROL OF FOUNDING STOCKHOLDER. After giving effect to the Offering, Mr. Kaufman, the Trust, and the Ivan Kaufman Grantor Retained Annuity Trust (the "Kaufman Grantor Trust"), two trusts for the benefit of his family, will, in the
aggregate, directly or indirectly, beneficially own or control     % of the
outstanding Common Stock. As a result, these stockholders, acting togther, are able to effectively control virtually all matters requiring approval by the stockholders of the Company, including amendment of the Certificate of Incorporation, the approval of mergers or similar transactions and the election of all directors. Mr. Kaufman and Mr. Lippe are the co-trustees of the Kaufman Grantor Trust and Mr. Lippe is the sole trustee of the Trust. In addition, Mr. Kaufman and Richard A. Lippe, are two of the five current directors of the Company. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

    POSSIBLE VOLATILITY OF STOCK PRICE; EFFECT ON FUTURE OFFERINGS ON MARKET PRICE OF COMMON STOCK. The market price of the Common Stock may experience fluctuations that are unrelated to the operating performance of the Company. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the real estate finance industry and the financial services sector such as, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts and a significant reduction in the price of the stock of another participant in the real estate finance industry.

    The Company may increase its capital by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, Preferred Stock or debt securities. There can be no assurance that the Company will be successful in raising sufficient additional equity or debt capital on acceptable terms. In addition, the actual or perceived effect of such offerings may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock.

    NO ANTICIPATED DIVIDENDS. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments by the Company for the use of available funds and the Company's obligations with respect to the holders of any then outstanding indebtedness or Preferred Stock. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements or in arrangements with or regulations of government sponsored entities pertaining to minimum cash reserve requirements.

    POSSIBLE NEGATIVE EFFECT ON STOCK PRICE FROM ABSENCE OF PRIOR MARKET FOR COMMON STOCK. There has been no public market for the Common Stock prior to the Offering and there can be no assurance that a public market will develop or, if it develops, that it will be sustained following the Offering. Certain factors, such as changes in market conditions generally, could cause the market price of the Common Stock to vary substantially. See "Shares Eligible for Future Sale" and "Underwriting."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The initial public offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in this
Offering will experience immediate and substantial dilution of $         in the
pro forma net tangible book value per share of Common Stock. See "Dilution."

    SHARES AVAILABLE FOR FUTURE SALE.  Upon completion of this Offering, the
Company will have       shares of Common Stock outstanding (      shares if the
Underwriters' over-allotment option is exercised in full). The       shares
offered hereby (      shares if the Underwriters' over-allotment option is
exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act. The remaining shares of Common Stock are "restricted securities" within the meaning of Rule 144. Restricted securities may only be sold in private transactions or pursuant to Rule 144. The Company has agreed to register for resale twelve months after the closing of the Offering the shares owned by certain stockholders of the Company prior to the Offering (approximately 1,125,000 shares). Until that time, all shares owned by stockholders of the Company prior to the Offering may not be sold in the public market due to the restrictions of Rule 144. See "Shares Eligible for Future
Sale." In addition, an aggregate of       shares are issuable upon the exercise
of outstanding stock options and       shares of Common Stock are reserved for
issuance under the 1998 Stock Plan (as defined below). The Company and each of the stockholders of the Company have agreed that they will not, without the prior written consent of Lehman Brothers on behalf of the Underwriters, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase, or otherwise sell or dispose of (or announce any offer, sale, contract of sale, pledge, grant or any option to purchase or other sale or disposition of) any shares of Common Stock or any other securities convertible into, or exercisable for shares of Common Stock or other similar securities of the Company, currently beneficially owned, for a period of 180 days after the date of this Prospectus. Lehman Brothers may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreements. In any event, the shares owned by the stockholders of the Company prior to the Offering may not be sold for twelve months from the date of the Offering due to the restrictions of Rule 144. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering or the prospect of such sales could adversely affect the market price of the Common Stock and may have a material adverse effect on the Company's ability to raise any necessary capital to fund its future operations. See "Shares Eligible for Future Sale," "Management's

Discussion and Analysis of Financial Condition and Results of
Operations--Liquidity and Capital Resources" and "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to the Company from this Offering (after deducting underwriting discounts and commissions and estimated expenses of the Offering)
are estimated to be approximately $         million (approximately $
million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds it receives from the Offering (i) to pay down its outstanding borrowings from Mr. Kaufman; (ii) to reduce the current outstanding balance on its warehouse line; and (iii) as working capital for general corporate purposes related to the funding of its anticipated future growth.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) at March 31, 1998, (ii) at March 31, 1998, as adjusted to give effect to the ASF Transactions and the Exchange Transaction, and (iii) at March 31, 1998, as adjusted to give effect to the application of the estimated net proceeds of this Offering after underwriting discounts and commissions. See "Use of Proceeds." The data set forth below should be read in conjunction with the other financial information appearing elsewhere in this Prospectus, including the Combined Financial Statements and the related notes thereto.

                                                                                     MARCH 31, 1998
                                                                     -----------------------------------------------
                                                                                                       PRO FORMA
                                                                        ACTUAL      PRO FORMA(2)    AS ADJUSTED(3)
                                                                     -------------  -------------  -----------------
Notes payable and repurchase agreements............................  $  44,879,927  $  44,879,927      $
Note payable--Ivan Kaufman.........................................     13,685,303     13,685,303
                                                                     -------------  -------------            ---
Total notes payable and repurchase agreements......................     58,565,230     58,565,230
                                                                     -------------  -------------            ---
Stockholders' Equity
  Equity(1)........................................................     26,455,306
  Preferred Stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding..................................
  Common Stock $.01 par value; 30,000,000 shares authorized; no shares issued and outstanding, actual; 7,500,000 pro forma, as adjusted to give effect to the Reorganization Transactions;
          shares issued and outstanding, as adjusted following the
    Offering.......................................................       --               75,000
  Additional paid-in capital.......................................       --           17,428,353
                                                                     -------------  -------------            ---
Total stockholders' equity.........................................     26,455,306     17,503,353
                                                                     -------------  -------------            ---
Total capitalization...............................................  $  85,020,536  $  76,068,583      $
                                                                     -------------  -------------            ---
                                                                     -------------  -------------            ---

------------------------

(1) Equity consists of (a) 100 shares of no par value common stock with a value of $1,000 and retained earnings of $5,141,820 of ASF; and (b) members' capital of $21,312,486 of ANCM.

(2) As adjusted to give effect to the following:

    (a) the distribution by ASF of $1,462,000 of ASF assets to Ivan Kaufman, its sole stockholder, on April 1, 1998;

    (b) an additional $717,062 comprised of contributions of capital by members on April 1, 1998, net of a distribution of capital to a former employee;

    (c) Reorganization transactions comprised of the following:

            (i) the deferred tax liability of $2,207,000 as a result of the
                Company's election to terminate its LLC and S corporation status;

            (ii) the payment of [$6,000,000] of previously undistributed earnings; and

           (iii) the exchange of members' interests for shares of Common Stock.

(3) As adjusted to reflect the receipt of the net proceeds of this Offering (after deducting underwriting discounts and estimated Offering expenses).

                                DIVIDEND POLICY

    The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments by the Company for the use of available funds, and the Company's obligations with respect to the holders of any then outstanding indebtedness or Preferred Stock. The Company's ability to pay dividends may be restricted from time to time by financial covenants in its credit agreements or in arrangements with or regulations of government sponsored entities pertaining to minimum cash reserve requirements.

                                    DILUTION

    Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their Common Stock from the public offering price. The pro forma net tangible book value of the Company as of March 31, 1998 was $17,503,353, or $2.33 per share of Common Stock. Net tangible book value represents the amount of the Company's tangible net worth divided by the pro forma total number of shares of Common Stock outstanding as of March 31, 1998 pro forma to give effect to the ASF Transactions and the transactions described in "Prospectus Summary-- Reorganization Transactions." After adjusting for, and giving effect to, the
sale of       shares of Common Stock by the Company in the Offering and the
application of the estimated net proceeds therefrom at an assumed public
offering price of $         per share (the midpoint of the filing range set
forth on the cover of this Prospectus), and after the deduction of underwriting discounts and commissions and estimated Offering expenses payable by the Company, the adjusted pro forma net tangible book value of the Company as of
March 31, 1998 would have been $         million or $         per share of
Common Stock. This represents an immediate increase in net tangible book value
of $         per share to existing shareholders and an immediate dilution of
$         per share to purchasers of shares in the Offering. The following table illustrates this per share dilution:

Public offering price per share of Common Stock offered hereby..........                  [  ]
Pro forma net tangible book value per share before offering.............       [  ]
Increase per share attributable to new investors........................       [  ]
Adjusted pro forma net tangible book value per share after offering.....                  [  ]
Dilution per share to new investors.....................................                  [  ]
                                                                                ---        ---
                                                                                ---        ---

    The following table summarizes on a pro forma basis the relative investments of investors pursuant to this Offering and the current stockholders of the
Company:

                                                SHARES PURCHASED         TOTAL CONSIDERATION
                                             -----------------------  --------------------------   AVERAGE PRICE
                                               NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                             ----------  -----------  -------------  -----------  ---------------
Existing stockholders......................   7,500,000        [  ]%  $  17,503,353        [  ]%     $    2.33
New investors..............................
Total(1)...................................

------------------------

(1) Assumes no exercise of the Underwriters' over-allotment option to purchase
    up to       shares of Common Stock. See "Underwriting."

    If the over-allotment option is exercised in full, the new investors will
have paid [$      ] and will hold       shares of Common Stock, representing
[      %] of the total consideration and [      %] of the total number of
outstanding shares of Common Stock. See "Description of Securities" and "Underwriting."

                            SELECTED FINANCIAL DATA

    The following tables present historical combined financial information for the Company at the dates and for the periods indicated. The historical operations data for the years ended December 31, 1997, 1996 and 1995 and balance sheet data as of December 31, 1997 and 1996 have been derived from the audited combined financial statements of the Company included elsewhere in this Prospectus. The historical operations data for the years ended February 28, 1995 and 1994 and balance sheet data as of December 31, 1995, February 28, 1995 and 1994 have been derived from unaudited combined financial statements. The historical operations data presented for the three month periods ended March 31, 1998 and 1997 and balance sheet data presented as of March 31, 1998 have been derived from unaudited interim combined financial statements and include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for a fair presentation of the Company's results of operations for these periods. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year ending December 31, 1998. The historical combined financial information should be read in conjunction with, and is qualified in its entirety by reference to, the Combined Financial Statements and related notes as set forth elsewhere herein.

OPERATIONS DATA:

                          THREE MONTHS ENDED MARCH                                         YEARS ENDED FEBRUARY
                                     31,                  YEARS ENDED DECEMBER 31,                 28,
                          -------------------------  -----------------------------------  ----------------------
                              1998          1997        1997         1996        1995        1995        1994
                          -------------  ----------  -----------  ----------  ----------  ----------  ----------
Interest earned.........   $ 2,529,979   $1,672,747  $ 9,641,121  $6,783,312  $3,725,904  $2,470,793  $1,556,136
Fee-based services,
  including gain on sale
  of loans and real
  estate................     4,373,022    2,340,814   12,686,908   8,794,147   2,627,716     891,520     680,845
Servicing revenue,
  net...................       539,241      305,253    1,957,983   1,082,699     394,461     397,029     188,919
Income from investment
  in real estate held
  for sale, net of
  operating expenses....       540,334       --          --           --          --          --          --
Total revenues..........     7,982,576    4,318,814   24,286,012  16,660,158   6,748,081   3,759,342   2,425,900
Net income(loss)........     3,432,110    1,175,870    8,632,262   4,302,596     714,807    (899,891)    264,141
Provision(benefit) for
  pro forma income
  taxes(1)..............     1,383,244      479,548    3,468,648   1,753,788     299,523    (350,430)    107,558
Pro forma net income....     2,048,866      696,322    5,163,614   2,548,808     415,284    (539,461)    156,583


BALANCE SHEET DATA:

                                AT MARCH 31,                   AT DECEMBER 31,               AT FEBRUARY 28,
                          -------------------------  -----------------------------------  ----------------------
                              1998          1998
                          PRO FORMA(3)     ACTUAL       1997         1996        1995        1995        1994
                          -------------  ----------  -----------  ----------  ----------  ----------  ----------
Loans held for sale,
  net...................   $11,826,971   $11,826,971 $46,482,348  $45,729,204 $35,349,890 $6,671,548  $46,899,797
Loans held for
  investment, net.......    54,821,182   56,273,289   68,609,906  38,685,564  36,030,439   4,806,727   4,199,140
Total assets............    93,491,402   94,308,355  140,181,758  94,761,612  79,926,724  15,094,285  54,044,192
Notes payable...........    58,565,230   58,565,230  110,227,947  75,909,788  68,394,767   7,375,168  52,303,481
Total liabilities.......    75,988,049   67,853,049  117,148,176  81,298,478  72,243,186   8,126,554  52,832,040
Total equity............    17,503,353   26,455,306   23,033,582  13,463,134   7,683,538   6,967,731   1,212,152

OTHER DATA:

                                                                                                                     AT OR FOR
                                                    AT OR FOR THE                                                       THE
                                                 THREE MONTHS ENDED                    AT OR FOR THE                YEARS ENDED
                                                      MARCH 31,                   YEARS ENDED DECEMBER 31,          FEBRUARY 28,
                                             ---------------------------  ----------------------------------------  ------------
                                                 1998           1997          1997          1996          1995          1995
                                             -------------  ------------  ------------  ------------  ------------  ------------
Return on average equity (2)...............          33.1%          20.9%         28.3%         24.1%          5.7%        (13.2%)
Return on average assets (2)...............           7.0%           3.2%          4.4%          2.9%          0.9%         (1.6%)
Debt to equity ratio.......................           2.2x           4.6x          4.8x          5.6x          8.9x          1.1x
Total originations:
  Permanent Loans..........................   $23,779,000   $ 34,013,000  $215,545,000  $244,287,000  $104,374,000  $141,319,000
  Customized Financing.....................   $11,649,000   $ 18,080,000  $174,377,000  $ 74,103,000  $ 81,729,000  $  9,162,000
Commercial servicing portfolio (4).........   $535,765,000  $418,541,000  $529,956,000  $385,518,000  $211,633,000  $222,000,000
Number of loans in commercial servicing
  portfolio................................           136            117           133           110           111            94
Selling and administrative expenses as a
  percentage of total revenue..............          14.3%          19.2%         14.4%         21.0%         23.1%         30.9%


                                                 1994
                                             ------------
Return on average equity (2)...............          20.7(5)
Return on average assets (2)...............           0.6(5)
Debt to equity ratio.......................          43.2x
Total originations:
  Permanent Loans..........................  $174,997,000
  Customized Financing.....................  $          0
Commercial servicing portfolio (4).........  $166,000,000
Number of loans in commercial servicing
  portfolio................................            67
Selling and administrative expenses as a
  percentage of total revenue..............          23.4%

------------------------

(1) The pro forma provision (benefit) for income taxes represents the difference between historical income taxes and the income taxes that would have been reported had the Company filed income tax returns as a taxable C corporation for each of the periods presented using a pro forma income tax rate of 40%.

(2) Return on average equity and assets are based on pro forma net income and historical average equity and assets, respectively. Return on average equity and assets for the three months ended March 31, 1998 and 1997 are annualized.

(3) The pro forma balance sheet gives effect to (i) the distribution by ASF of $1,462,000 of ASF assets to Ivan Kaufman, its sole stockholder, on April 1, 1998, (ii) the contribution of capital by members on April 1, 1998 of $717,062, net of a distribution of capital to a former employee, and (iii) a distribution of previously undistributed earnings of [$6,000,000]. See "Prospectus Summary--Recent Developments" and "Prospectus Summary--Reorganization Transactions."

(4) The Company's commercial servicing portfolio represents commercial loans serviced for third parties for a fee and does not include loans held for investment.

(5) Return on average equity and assets are based on the ending balances at February 28, 1994 and the Company's initial capitalization in 1993.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PORTIONS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S COMBINED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

THE COMPANY

    Arbor National Holdings, Inc. is a fully integrated real estate financial services company. The Company funds, on a negotiated basis, high-yielding lending and investment opportunities in commercial real estate through Customized Financing structures. It also derives substantial revenue from the origination for sale and servicing of Permanent Loans for multifamily and other types of commercial properties.

RECENT DEVELOPMENTS

    ANCM, which became a wholly-owned subsidiary of ANHI on the date of this Prospectus (see "Prospectus Summary--Reorganization Transactions"), acquired 100% of the outstanding stock of ASF as of April 1, 1998 through the ASF Transactions.

    Prior to its acquisition by ANCM, ASF distributed a dividend of certain assets which were not consistent with the intended business of the Company to Ivan Kaufman, its sole stockholder. Immediately thereafter, Mr. Kaufman sold the outstanding common stock of ASF to the Trust. Immediately thereafter, simultaneously with the purchase of Class B membership interests by certain officers and employees of ANCM, the Trust, which was already a Class A member of ANCM, purchased an additional Class A membership interest in ANCM by transferring the ASF shares to ANCM.

ORIGINATION VOLUME

                             (DOLLARS IN THOUSANDS)

                                   THREE MONTHS
                                 ENDED MARCH 31,          YEARS ENDED DECEMBER 31,                   % CHANGE
                               --------------------  ----------------------------------  --------------------------------
                                 1998       1997        1997        1996        1995       Q1 1997-1998       1996-1997
                               ---------  ---------  ----------  ----------  ----------  -----------------  -------------
Permanent Loans..............  $  23,779  $  34,013  $  215,545  $  244,287  $  104,374             (30)%           (12 )%
Customized Financing.........     11,649     18,080     174,377      74,103      81,729             (36   )         135
                                                                                                     --
                               ---------  ---------  ----------  ----------  ----------                             ---
    Total....................  $  35,428  $  52,093  $  389,922  $  318,390  $  186,103             (32   )%          22%
                                                                                                     --
                                                                                                     --
                               ---------  ---------  ----------  ----------  ----------                             ---
                               ---------  ---------  ----------  ----------  ----------                             ---


                                 1995-1996
                               -------------
Permanent Loans..............          134%
Customized Financing.........           (9  )

                                       ---
    Total....................           71%

                                       ---
                                       ---

    The increase in the Company's Permanent Loan origination volume from 1995 to 1996 was primarily attributable to increased originations from the Company's FNMA DUS product line, which commenced in December 1995. The decrease in the Company's Permanent Loan origination volume from 1996 to 1997 and for the first quarter ended March 31, 1997 as compared to the first quarter ended March 31, 1998 was primarily attributable to increased competition in the permanent lending market and management's decision not to compete solely on price. In 1996, the Company decided to concentrate its efforts on high yielding lending and investment opportunities in commercial real estate through Customized Financing activities, a market that management believes to be underserved, especially on transactions under $20 million. This strategic decision had a significant impact on the Company's revenues as discussed below. The Company also believes that there is significant growth opportunity in the Customized Financing market especially in bridge and mezzanine loans. Due to the nature of these activities, origination volume and the timing of recognizing the related revenue will fluctuate. See "Risk Factors--Possible Volatility in Quarterly Results."

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 AND 1997

    REVENUES. The following table sets forth the components of the Company's revenues:

                                                                            THREE MONTHS ENDED MARCH
                                                                                      31,
                                                                           --------------------------       %
                                                                               1998          1997        CHANGE
                                                                           ------------  ------------  -----------
Interest earned..........................................................  $  2,529,979  $  1,672,747          51%

Gain on sale of loans and real estate....................................     2,193,245       615,833         256
Originated mortgage servicing rights.....................................       588,225     1,056,170         (44)
Fee income...............................................................     1,591,552       668,811         138
                                                                           ------------  ------------         ---
Fee-based services, including gain on sale of loans and real estate......     4,373,022     2,340,814          87
                                                                           ------------  ------------         ---
Servicing revenue, net...................................................       539,241       305,253          77
Income from investment in real estate held for sale, net of operating
  expenses...............................................................       540,334       --           --
                                                                           ------------  ------------         ---
Total revenues...........................................................  $  7,982,576  $  4,318,814          85%
                                                                           ------------  ------------         ---
                                                                           ------------  ------------         ---

    Interest earned increased $857,000 or 51% to $2.5 million for the three months ended March 31, 1998 from $1.7 million for the three months ended March 31, 1997. This increase was primarily due to a 61% increase in the weighted average balance of loans held for investment (primarily bridge and mezzanine loans) which, due to their customized characteristics and risk profiles, yield higher interest rates and are held for substantially longer periods of time as compared to loans held for sale. The weighted average loan balance of loans held for sale decreased 21%.

    Gain on sale of loans and real estate, which primarily represented all cash gains, increased $1.6 million or 256% to $2.2 million for the three months ended March 31, 1998 from $616,000 for the three months ended March 31, 1997. This increase was primarily attributable to increased revenues from Customized Financing activities. Past experience has shown that the nature of these Customized Financing activities vary greatly and are highly negotiated, and as a result the amount and timing of revenue recognition will fluctuate. The Company expects this trend to continue in the future.

    Originated mortgage servicing rights, which are the allocated cost of the unsold portion of the loans and are recognized when loans are sold, decreased $468,000 or 44% to $588,000 for the three months ended March 31, 1998 from $1.1 million for the three months ended March 31, 1997. This decrease was primarily attributable to a 37% decrease in the volume of FNMA DUS loans sold for the quarter ended March 31, 1998 compared to the quarter ended March 31, 1997 which was a direct result of a decrease in the average loan size of originations from the fourth quarter of 1996 to the fourth quarter of 1997.

    Fee income comprised of origination, exit and commitment fees increased $923,000 or 138% to $1.6 million for the three months ended March 31, 1998 from $669,000 for the three months ended March 31, 1997. This increase was primarily attributable to (a) fees earned on backup commitments to lend and purchase real estate and (b) the increase in the Company's Customized Financing activities.

    Servicing revenue, net increased $234,000 or 77% to $539,000 for the three months ended March 31, 1998 from $305,000 for the three months ended March 31, 1997. This increase was primarily attributable to a 28% increase in the Company's commercial servicing portfolio combined with an overall increase in the weighted average servicing fee from March 31, 1997 to March 31, 1998 due to the increase in the FNMA DUS portfolio, which yield higher weighted average servicing fees than other loans serviced.

    Income from investment in real estate held for sale consisted of rental income earned, less operating expenses incurred during the three months ended March 31, 1998. The asset generating this rental income, net was acquired in September 1997.

    EXPENSES. The following table sets forth the components of the Company's expenses:

                                                                            THREE MONTHS ENDED MARCH
                                                                                      31,
                                                                           --------------------------       %
                                                                               1998          1997        CHANGE
                                                                           ------------  ------------  -----------
Interest expense.........................................................  $  1,944,208  $    925,038         110%
Employee compensation and benefits.......................................     1,231,366     1,053,338          17
Selling and administrative...............................................     1,137,522       827,068          38
Provision for loan losses................................................       237,370       337,500         (30)
                                                                           ------------  ------------         ---
Total expenses...........................................................  $  4,550,466  $  3,142,944          45%
                                                                           ------------  ------------         ---
                                                                           ------------  ------------         ---

    Interest expense increased $1.0 million or 110% to $1.9 million for the three months ended March 31, 1998 from $925,000 for the three months ended March 31, 1997. This increase was primarily attributable to (a) increased borrowings to finance loans held for investment, which due to their customized characteristics and risk profiles carry a higher borrowing rate than loans held for sale; and (b) the interest cost associated with the increase in debt to finance growth in investments in real estate held for sale, other real estate joint ventures and other investments.

    Employee compensation and benefits increased $178,000 or 17% to $1.2 million for the three months ended March 31, 1998 from $1.1 million for the three months ended March 31, 1997. This increase reflected increased staffing levels associated with Customized Financing activities and the geographic and product expansion of the Company's lending activities.

    Selling and administrative expenses increased $310,000 or 38% to $1.1 million for the three months ended March 31, 1998 from $827,000 for the three months ended March 31, 1997. This increase was primarily attributable to the geographic and product expansion of the lending activities and a one time increase in depreciation expense of $104,000 related to a change in the estimated useful life of certain capitalized equipment.

    Provision for loan losses decreased $100,000 or 30% to $237,000 for the three months ended March 31, 1998 from $338,000 for the three months ended March 31, 1997. This decrease was directly attributable to a 37% decrease in the volume of FNMA DUS loans sold for the quarter ended March 31, 1998 compared to the quarter ended March 31, 1997. Under the FNMA DUS Program, the Company assumes responsibility for a portion of any loss that may result from borrower defaults based on FNMA loss sharing formulas. The Company's portion of the loss sharing is limited to a maximum of 20% of the original principal balance.

YEARS ENDED DECEMBER 31, 1997 AND 1996

    REVENUES. The following table sets forth the components of the Company's revenues:

                                                                            YEARS ENDED DECEMBER 31,
                                                                          ----------------------------
                                                                              1997           1996          % CHANGE
                                                                          -------------  -------------  ---------------
Interest earned.........................................................  $   9,641,121  $   6,783,312            42%

Gain on sale of loans and real estate...................................      6,195,440      3,220,366            92
Originated mortgage servicing rights....................................      3,148,981      2,958,029             6
Fee income..............................................................      3,342,487      2,615,752            28
                                                                                                                  --
                                                                          -------------  -------------
Fee-based services, including gain on sale of loans and real estate.....     12,686,908      8,794,147            44
                                                                                                                  --
                                                                          -------------  -------------
Servicing revenue, net..................................................      1,957,983      1,082,699            81
                                                                                                                  --
                                                                          -------------  -------------
Total revenues..........................................................  $  24,286,012  $  16,660,158            46%
                                                                                                                  --
                                                                                                                  --
                                                                          -------------  -------------
                                                                          -------------  -------------

    Interest earned increased $2.9 million or 42% to $9.6 million for 1997 from $6.8 million for 1996. This increase was primarily due to a 38% increase in the weighted average outstanding balance of loans held for investment (primarily bridge and mezzanine loans) which, due to their customized characteristics and risk profiles, yield higher interest rates and are held for substantially longer periods of time as compared to loans held for sale. The weighted average loan balance of loans held for sale increased 53% from 1996 to 1997.

    Gain on sale of loans and real estate, which primarily represented all cash gains, increased $3.0 million or 92% to $6.2 million for 1997 from $3.2 million for 1996. This increase was primarily attributable to (a) increased revenues from Customized Financing activities and (b) increased margins from Permanent Loans originated for sale offset by a 17% decrease in volume of Permanent Loans sold.

    Originated mortgage servicing rights, which are the allocated cost of the unsold portion of the loans and are recognized when loans are sold, increased $191,000 or 6% to $3.1 million for 1997 from $3.0 million for 1996. This increase was primarily attributable to the increase in the volume of FNMA DUS loans sold, as a percentage of total sold loan volume, from 1997 to 1996. The FNMA DUS loans yield higher servicing fees than other loans serviced and therefore generate greater servicing values.

    Fee income increased $727,000 or 28% to $3.3 million for 1997 from $2.6 million for 1996. This increase was primarily attributable to the increase in the Company's Customized Financing activities.

    Servicing revenue, net increased $875,000 or 81% to $2.0 million for 1997 from $1.1 million for 1996. This increase was directly attributable to a 37% increase in the Company's commercial servicing portfolio combined with an overall increase in the weighted average servicing fee from 1997 to 1996 due to the increase in the FNMA DUS portfolio, which yield higher weighted average servicing fees than other loans serviced.

    EXPENSES. The following table sets forth the components of the Company's expenses:

                                                                            YEARS ENDED DECEMBER 31,
                                                                          ----------------------------
                                                                              1997           1996         % CHANGE
                                                                          -------------  -------------  -------------
Interest expense........................................................  $   6,242,616  $   4,048,947           54%
Employee compensation and benefits......................................      4,920,495      3,893,873           26
Selling and administrative..............................................      3,493,022      3,499,691       --
Provision for loan losses...............................................        997,617        915,051            9
                                                                          -------------  -------------          ---
Total expenses..........................................................  $  15,653,750  $  12,357,562           27%
                                                                          -------------  -------------          ---
                                                                          -------------  -------------          ---

    Interest expense increased $2.2 million or 54% to $6.2 million for 1997 from $4.0 million for 1996. This increase was primarily attributable to (a) increased borrowings to finance loans held for investment (primarily bridge and mezzanine loans), which due to their customized characteristics and risk profiles, carry a higher borrowing rate than loans held for sale; and (b) the interest costs associated with the increase in debt to finance growth in investments in real estate held for sale and other real estate joint ventures, the bulk of which occurred in the fourth quarter of 1997.

    Employee compensation and benefits increased $1.0 million or 26% to $4.9 million for 1997 from $3.9 million for 1996. This increase reflected increased commissions and incentives associated with the Customized Financing activities, and the geographic and product expansion of the Company's lending activities.

    Selling and administrative expenses remained stable from 1996 to 1997, yet as a percentage of revenue, the selling and administrative expenses decreased to 14% in 1997 from 21% in 1996, which was primarily attributable to the Company's decision to build the appropriate infrastructure in 1996 to expand the Company's Customized Financing activities, and the geographic and product expansion of the Company's lending activities.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    REVENUES. The following table sets forth the components of the Company's revenues:

                                                                            YEARS ENDED DECEMBER 31,
                                                                           ---------------------------
                                                                               1996           1995        % CHANGE
                                                                           -------------  ------------  -------------
Interest earned..........................................................  $   6,783,312  $  3,725,904           82%

Gain on sale of loans and real estate....................................      3,220,366     1,806,063           78
Originated mortgage servicing rights.....................................      2,958,029       --            --
Fee income...............................................................      2,615,752       821,653          218
                                                                           -------------  ------------          ---
Fee-based services, including gain on sale of loans and real estate......      8,794,147     2,627,716          235
                                                                           -------------  ------------          ---
Servicing revenue, net...................................................      1,082,699       394,461          174
                                                                           -------------  ------------          ---
Total revenues...........................................................  $  16,660,158  $  6,748,081          147%
                                                                           -------------  ------------          ---
                                                                           -------------  ------------          ---

    Interest earned increased $3.1 million or 82% to $6.8 million for 1996 from $3.7 million for 1995. This increase was primarily due to an increase in the average balance of loans outstanding resulting from increased FNMA DUS originations in 1996. The Company's FNMA DUS loan origination business commenced in December of 1995.

    Gain on sale of loans and real estate, which primarily represented all cash gains, increased $1.4 million or 78% to $3.2 million for 1996 from $1.8 million for 1995. This increase was primarily attributable to increased revenues from Customized Financing activities.

    The increase in originated mortgage servicing rights, which are the allocated cost of the unsold portion of the loans and are recognized when loans are sold, was a direct result of the adoption on January 1, 1996 of SFAS # 122 (Accounting for Mortgage Servicing Rights, superseded by SFAS # 125). The Company did not capitalize originated mortgage servicing rights in 1995.

    Fee income increased $1.8 million or 218% to $2.6 million for 1996 from $822,000 for 1995. This increase was primarily attributable to (a) increased volume of loans sold from the Company's FNMA DUS product line, which commenced in December 1995 and (b) the increase in the Company's Customized Financing activities.

    Servicing revenue, net increased $688,000 or 174% to $1.1 million for 1996 from $394,000 for 1995. This increase is directly attributable to a 82% increase in the Company's commercial servicing portfolio combined with an overall increase in the weighted average servicing fee from 1996 to 1995 due to the increase in the FNMA DUS portfolio, which yield higher weighted average servicing fees than other loans serviced.

    EXPENSES. The following table sets forth the components of the Company's expenses:

                                                                            YEARS ENDED DECEMBER 31,
                                                                           ---------------------------
                                                                               1996           1995        % CHANGE
                                                                           -------------  ------------  -------------
Interest expense.........................................................  $   4,048,947  $  2,188,687           85%
Employee compensation and benefits.......................................      3,893,873     1,876,897          107
Selling and administrative...............................................      3,499,691     1,560,834          124
Provision for loan losses................................................        915,051       406,856          125
                                                                           -------------  ------------          ---
Total expenses...........................................................  $  12,357,562  $  6,033,274          105%
                                                                           -------------  ------------          ---
                                                                           -------------  ------------          ---

    Interest expense increased $1.9 million or 85% to $4.1 million for 1996 from $2.2 million for 1995. This increase was primarily due to an increase in the average balance of loans outstanding resulting from increased FNMA DUS originations in 1996. The Company's FNMA DUS loan origination business commenced in December of 1995.

    Employee compensation and benefits increased $2.0 million or 107% to $3.9 million for 1996 from $1.9 million for 1995. This increase was primarily attributable to increased sales' salaries and commissions, which are based substantially on loan production, the geographic and product expansion of the Company's lending activities and the increase in the servicing portfolio.

    Selling and administrative expenses increased $1.9 million or 124% to $3.5 million for 1996 from $1.6 million for 1995. This increase was primarily attributable to the Company's decision to build the appropriate infrastructure in 1996 to support the Customized Financing activities, and the geographic and product expansion of the Company's lending activities.

    Provision for loan losses increased $508,000 or 125% to $915,000 for 1996 from $407,000 for 1995. This increase was primarily attributable to increased loan origination volume from the Company's FNMA DUS product line, which commenced in December of 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal financing needs consist of funding its Customized Financing activities, and its Permanent Loan activities. To meet these needs, the Company currently relies on borrowings under its warehouse facility, repurchase agreements, borrowings from Ivan Kaufman and cash flow from operations. The maximum permitted borrowings under the warehouse facility were $90 million at March 31, 1998 and December 31, 1997 and $70 million at December 31, 1996. At March 31, 1998, December 31, 1997 and December 31, 1996,
outstanding borrowings under the warehouse facility were $26.9 million, $36.3 million and $26.8 million, respectively, leaving available funds of $63.1 million, $53.7 million and $43.2 million, respectively. Borrowings under the warehouse facility are secured by a pledge of the loans funded.

    Under the warehouse facility, the interest rate charged for borrowings is based on the Company's option to use either Federal Funds or LIBOR plus 1% to 1.5% for Permanent Loans and 2.25% to 3% for specified Customized Financing activities. The warehouse facility expires on November 26, 1998 and is funded by four financial institutions. The Company expects to be able to renew or replace the warehouse facility when its current term expires.

    The Company also funds loan originations through repurchase agreements with FNMA and a Wall Street firm which, for financial reporting purposes, are characterized by the Company as borrowing transactions. Both of these repurchase agreements are uncommitted and therefore have no stated expiration date. The FNMA repurchase agreement allows the Company to fund FNMA DUS loan originations, that the Company has committed to sell to institutional investors, at an interest rate of LIBOR plus 0.4% to 0.55%. Under this agreement, the Company is required to arrange for institutional investors to take delivery of the loans within 60 days of the date of such borrowings; otherwise the Company is required to repurchase the loans. As of March 31, 1998, December 31, 1997 and December 31, 1996, total outstanding borrowings under this agreement were $7.5 million, $27.4 million and $6.0 million, respectively.

    The repurchase agreement with the Wall Street firm provides the Company with up to $10 million (with temporary increases above the $10 million allowed at the Wall Street firm's discretion) of additional funds for loan originations at an interest rate of LIBOR plus 1.75%. As of March 31, 1998, December 31, 1997 and December 31, 1996, total outstanding borrowings under this agreement were $8.9 million, $16.7 million and $5.0 million, respectively.

    In the event these agreements were to be terminated, the Company believes that other financial institutions would provide it with similar repurchase agreements, but no assurances can be made that the Company will obtain such financing on reasonable terms or at all.

    The borrowing agreements contain certain covenants, including, among others, limitations on indebtedness, liens, mergers, changes in control and sales of assets, and requirements for the Company to maintain a minimum servicing portfolio, minimum net worth and other financial ratios. The Company was in compliance with these covenants as of March 31, 1998.

    Historically, the Company has borrowed funds from Ivan Kaufman. Borrowings outstanding from Mr. Kaufman (and/or the Trust and the Ivan Kaufman Grantor Retained Annuity Trust effective March 31, 1998 (the "Kaufman Grantor Trust")) totaled $13.7 million at March 31, 1998, $28.8 million at December 31, 1997 and $25.4 million at December 31, 1996. Interest on virtually all of the Company's borrowings from Mr. Kaufman is at the prime interest rate plus 1%, or 9.5% at March 31, 1998. The borrowings from Mr. Kaufman are subordinate to the warehouse facility. The Company plans to repay the total balance of outstanding borrowings from Mr. Kaufman with the proceeds from this Offering. See "Use of Proceeds."

    In June 1998, the Company entered into a 50/50 joint venture with a Wall Street investment banking firm pursuant to which each of the joint venture partners agreed to contribute up to $25 million in equity to the joint venture. In addition, the Wall Street firm agreed to provide $200 million of financing to fund Customized Financing activities, including $75 million for mezzanine loans to the joint venture in the form of a repurchase agreement. The interest rate charge for the financing is LIBOR plus 2%. The repurchase agreement expires in June 2000. The Company believes that this joint venture will greatly enhance the Company's ability to increase its Customized Financing activities in the future.

    The Company sells its loans to various institutional investors. The terms of these purchase arrangements vary according to each investors purchase requirements; however, the Company believes that the loss of any one or group of such investors would not have a material adverse effect on the Company.

    As of a result of the Offering, the Company believes that the increase in equity will allow the Company to reduce its borrowing rate on its Customized Financing and Permanent Loan activities.

    The anticipated increase in business is expected to be funded by additional borrowings under the warehouse facility, repurchase agreements, increased capital resulting from this Offering and funds provided from operations, all of which are expected to enable the Company to fund its operations for a minimum of twelve months following completion of this Offering.

INFLATION AND SEASONALITY

    In general, when the Company establishes an interest rate on a loan held for sale, it attempts to concurrently lock in an interest yield to the institutional investor purchasing that loan. By selling these loans shortly following origination the Company limits its exposure to interest rate fluctuations. However, the Company will accumulate some loans for bulk sale and in these circumstances the Company hedges its interest rate risk with forward commitments and put options. The Company does not hedge its loans held for investment because these loans are generally variable rate loans based on short term LIBOR. However, the operations and profitability of the Company are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate loans. In such event, the financial condition and results of operations of the Company could be materially adversely affected.

    The Company is generally not subject to seasonal trends. However, historically the Company has experienced increased transactions and higher revenues and earnings in the fourth quarter primarily due to borrowers' desire to consummate transactions by year end.

YEAR 2000 RISK

    The Company has implemented a Year 2000 program to ensure that the Company's computer systems and applications will function properly beyond 1999. The Company believes that is has allocated adequate resources for this purpose and expects its systems to be compliant by January 1, 1999. Although the Company expects all of its systems to be Year 2000 compliant by January 1, 1999, there can be no assurances that all of the Company's and vendor and business partner systems will be Year 2000 compliant. The Company's cost to comply with the Year 2000 initiative is not expected to be material.

INCOME TAXES

    Effective April 1, 1998, ASF distributed a dividend of certain assets which were not consistent with the intended business of the Company to Ivan Kaufman, its sole stockholder, and immediately thereafter the outstanding common stock of ASF was sold to the Trust. Immediately thereafter, the Trust contributed the common stock of ASF with a book value of $3.7 million, which approximated fair value, to ANCM in exchange for ownership interests in ANCM. Simultaneous with the contribution, ASF ceased to be treated as an S corporation. Upon the effective date of the Offering, all members of ANCM, pursuant to the terms of the Exchange Agreement, will contribute their ownership interest in ANCM to the Company in exchange for 7,500,000 shares of Common Stock (the "Exchange"), which will constitute all of the shares of Common Stock outstanding prior to the Offering. Simultaneous with the Exchange, ANCM will no longer be recognized as a limited liability company for tax purposes.

    As a limited liability company and S corporation, the Company's income, whether or not distributed, was taxed at the member or shareholder level for federal and most state tax purposes. As a result of the Exchange, the Company and ANCM, which will become a wholly-owned subsidiary of the Company, will be fully subject to federal and state income taxes at the corporate level, and will result in the Company recording a deferred tax liability on its balance sheet. The amount of deferred tax liability to be recorded as of the date of the Exchange will depend upon timing differences between financial reporting and tax reporting. The pro forma provision for income taxes in the accompanying statements of operations shows results as if the Company had always been fully subject to federal and state taxes at an assumed combined rate of 40%.

                                    BUSINESS

THE COMPANY

    Arbor National Holdings, Inc. is a fully integrated real estate financial services company. The Company funds, on a negotiated basis, high-yielding lending and investment opportunities in commercial real estate through Customized Financing structures. It also derives substantial revenue from the origination for sale and servicing of Permanent Loans for multifamily and other types of commercial properties.

    In recent years the Company has experienced significant growth. Total revenues increased from $16.7 million to $24.3 million for the years ended December 31, 1996 and 1997, respectively, and from $4.3 million to $8.0 million for the quarters ended March 31, 1997 and 1998, respectively. Pro forma net income increased from $2.5 million to $5.2 million for the years ended December 31, 1996 and 1997, respectively, and from $0.7 million to $2.0 million for the quarters ended March 31, 1997 and 1998, respectively. At March 31, 1998, the Company's commercial servicing portfolio consisted of 136 loans aggregating approximately $536 million and its portfolio of loans held for investment consisted of 38 loans aggregating approximately $56 million.

    The Company targets the market for transactions under $20 million, particularly in the $1 million to $5 million range, where management believes it has competitive advantages, particularly its lower cost structure and its in-house capabilities. The Company generates a continuing pipeline of real estate finance and investment opportunities through its six full-service offices in Atlanta, Boston, Chicago, Dallas, San Francisco and Uniondale, New York, its three satellite offices in Miami, Los Angeles and Florence, Kentucky (greater Cincinnati, Ohio) and its extensive network of strategic relationships with investment banking firms, brokers, developers, real estate owners and operators, and other financial institutions.

    The Company's Customized Financing activities highlight its unique strengths. First, the Company's strong presence and established relationships in the marketplace facilitate its ability to source and identify many non-traditional lending opportunities. Second, the specialized lending expertise and entrepreneurial abilities of its staff enable the Company to provide creative, flexible financing structures, thus enhancing value for the Company and its borrowers. Third, the Company, as a provider of both transitional financing under its Customized Financing activities and permanent mortgage financing under its Permanent Loan activities, is uniquely positioned in its targeted market as a single source of financing solutions.

    The Company's Permanent Loan activities consist of originating commercial mortgage loans pursuant to government-sponsored and conduit loan programs, and selling those loans, typically on a whole loan basis, to government-sponsored entities or other secondary market investors, while retaining the servicing of those loans for a fee. As compared to Customized Financing activities, the Company's Permanent Loan activities generate a more stable and predictable flow of revenue through servicing and other fee income. In addition, the Permanent Loan activities keep the Company closely apprised of trends in the commercial real estate market and provide an additional source for Customized Financing opportunities. The Company primarily originates permanent loans pursuant to the FNMA DUS Program, under which it is one of 28 approved lenders. To date, the Company has had no credit losses on its commercial servicing portfolio.

    The Chief Executive Officer and founding stockholder of the Company is Ivan Kaufman, who was the co-founder, chairman and controlling stockholder of Old Arbor, a publicly held, NASDAQ traded company that went public on August 7, 1992 and was subsequently sold in January 1995 to BankAmerica Corporation. From 1983 through 1994, under Mr. Kaufman's management, Old Arbor's residential mortgage lending activities grew to 25 branches in eleven states, with approximately 1,000 employees, originating more than $4 billion of loans annually and servicing nearly $5.5 billion. In connection with the sale of Old Arbor to BankAmerica Corporation, the commercial mortgage lending operations were acquired by Mr. Kaufman. Since this acquisition, the Company has evolved to become a full service provider of real estate financial services to owners and developers of commercial and multifamily real estate properties. In anticipation of the Offering, ANHI was formed in 1998 as a holding company for ANCM and ASF which were reorganized into a single entity and then acquired by ANHI through an exchange of equity. See "Prospectus Summary--Recent Developments" and "Prospectus Summary-- Reorganization Transactions."

INDUSTRY OVERVIEW

    The Company believes that the financing of commercial and multifamily real estate offers significant growth opportunities. Commercial and multifamily real estate encompass a wide spectrum of assets including multifamily, office, industrial, retail and hospitality. These assets are financed by an estimated $1.0 trillion of outstanding commercial real estate debt, and the Company estimates that $125 billion to $150 billion in commercial real estate mortgages are refinanced each year in addition to the mortgage financing of new construction.

    Commercial mortgage banks have arranged a significant portion of the debt financing for commercial real estate. However, since the early 1990s, the commercial mortgage banking industry has experienced significant change, in part due to expensive technological demands, increasingly standardized underwriting requirements, more demanding borrowers and lenders and the growth of a market for securitized commercial real estate mortgage pools. Many of the existing firms lack the capital and financial sophistication to compete effectively in today's rapidly changing market, and as a result the commercial mortgage banking industry is moving toward greater consolidation. Moreover, lenders such as banks and life insurance companies which have traditionally been the primary source for commercial real estate financing, are increasingly constraining borrowers due to their relatively inflexible underwriting standards, including lower loan-to-value ratios, thereby creating significant demand for mezzanine and other forms of gap financing. Accordingly, the Company believes that the emerging market leaders in the real estate finance sector will be fully integrated finance companies capable of originating, underwriting, structuring, managing and retaining real estate risk.

COMPETITIVE ADVANTAGES

    - BREADTH OF PRODUCT OFFERINGS--Since the Company offers both short-term and long-term funding capabilities, as well as the skills and expertise to develop creative, flexible financing structures, the Company can present itself as a single-source financing alternative, attracting individual clients with diverse and complex needs.

    - FOCUS ON UNDERSERVED MARKET--The Company specializes in Customized Financing transactions under $20 million, particularly the $1 million to $5 million range, which larger financial institutions will not consider, or, because of organizational constraints, cannot offer on terms comparable to those provided by the Company.

    - ORIGINATION SYNERGIES--The Company's participation in Permanent Loan programs provides significant synergies with the Customized Financing business. The Permanent Loan programs create a stream of opportunities that require transitional financing to position the underlying property for a Permanent Loan while providing an effective exit strategy for Customized Financing transactions generated from other sources.

    - RAPID EXECUTION CAPABILITY--The Company's in-house expertise enables it to act on proposals quickly and decisively and analyze opportunities, provide commitments and close transactions within a few weeks and sometimes days, if required. The Company believes its reputation for rapid execution attracts, from both borrowers and other lenders, opportunities that would not otherwise be available.

    - CONTINUITY AND EXPERIENCE OF MANAGEMENT--The four senior executive officers of the Company (including Mr. Kaufman) have an average of more than twelve years of experience in real estate finance and investing, while the 21 vice presidents and regional directors average almost sixteen years of relevant industry experience. Eleven members of the Company's management team worked with Mr. Kaufman at Old Arbor. The remainder have been recruited because of their particular product specialization and expertise in analyzing and structuring complex financial transactions in commercial real estate.

    - COMMITMENT OF SENIOR MANAGEMENT AND KEY EMPLOYEES--In addition to the substantial ownership of the Company by Mr. Kaufman, all senior executives and eighteen key employees have made significant equity investments in the Company which align their interests with those of the Company's other stockholders.

    - NETWORK OF RELATIONSHIPS--In addition to the market presence represented by its full-service and satellite offices, the Company generates significant opportunities through referrals from an extensive network of strategic relationships with investment banking firms, brokers, developers, real estate owners and operators and other financial institutions.

BUSINESS STRATEGIES

    - INCREASE CUSTOMIZED FINANCING OPPORTUNITIES by using the additional capital from this Offering to offer an expanded range of maturities and other terms suitable for various borrowers and projects.

    - GROW THE COMPANY'S STREAM OF INTEREST INCOME by using the additional capital from this Offering to permit longer retention of bridge and mezzanine loans on the Company's balance sheet.

    - DIVERSIFY THE COMPANY'S ORIGINATIONS AND INVESTMENTS beyond loans on multifamily properties to include financings of assisted-living facilities, hotels and other types of commercial property developments.

    - CONTINUE THE COMPANY'S GEOGRAPHIC EXPANSION into selected major real estate markets throughout the United States to expand its originations capabilities by increasing local awareness of the Company's capabilities and improving the Company's ability to monitor local activity for suitable opportunities.

    - INCREASE THE AVERAGE OUTSTANDING LOAN BALANCE of Customized Financing activities through the utilization of the additional capital from this Offering to fund larger transactions in the under $20 million market.

    - LEVERAGE THE COMPANY'S CORE COMPETENCIES TO EXPAND ITS SERVICES and develop related products, such as the FHA-insured multifamily and healthcare financing program, as well as acquiring or developing in-house property management capabilities.

CUSTOMIZED FINANCING ACTIVITIES

    Through its Customized Financing activities, the Company actively pursues lending and investment opportunities with real estate owners and property developers who need interim financing until permanent financing can be obtained. The Company targets transactions under $20 million, particularly in the $1 million to $5 million range, where the Company believes it has competitive advantages, particularly its lower cost structure and its in-house capabilities. These loans generally are not intended to be "permanent" in nature, but rather are intended to be of a relatively short-term duration, with extension options as deemed appropriate, and generally require a balloon payment of principal and interest at maturity. The Company's customized loans generally yield higher interest rates and fee income than Permanent Loans. Borrowers in the market for these types of loans include, but are not limited to, owners or developers seeking either to acquire or refurbish real estate or to pay down debt and reposition a property for permanent financing.

    The Company targets borrowers with reputations for enhancing value, but who may lack the financial capacity to qualify for bank financing beyond a certain level. Loan structures vary as they are customized to fit the characteristics and purpose of the financing. The bridge and mezzanine loans are underwritten in accordance with guidelines designed to evaluate the borrowers' ability to satisfy the repayment conditions of the loan. See "Underwriting." The Company evaluates the various exit strategies for converting the short term financing into a Permanent Loan, thereby increasing the volume of loans generated for the Company's Permanent Loan program. As part of the determination to proceed with the short term financing, the Company will include terms such as exit and other fees that give the borrower strong incentives to obtain permanent financing through the Company.

    For the years ended December 31, 1997, and 1996, the Company originated $174 million and $74 million of Customized Financing transactions, respectively. In addition to the interest and fee income earned on these originations, additional Customized Financing transactions have provided the Company with the opportunity to earn significant fee income without having to close on such transactions. Some of these situations have involved providing, for a fee, commitments or back-up commitments to borrowers, often with a strong likelihood that such commitments would not be utilized, to enable such borrowers to consummate commercial real estate transactions. Other situations have involved acquiring, and selling at a profit prior to closing, contracts to purchase loans and commercial properties. The Company expects that it will continue to generate significant revenue from activities that do not involve the actual funding of a loan (and a corresponding increase in origination volume), although no assurance can be given that any such activities will occur. During 1997, the Company earned $418,500 in fee income without closing any loans held as a result of such transactions.

    The Customized Financing team is comprised of ten employees with an average of fifteen years of experience in structuring these types of transactions. This group reports directly to Mr. Kaufman, who is actively involved in many of these transactions.

    MEZZANINE LOANS. The Company believes that there is a growing need for mezzanine capital (i.e. capital representing the level between 65% and 90% of property value) as a result of current commercial mortgage lending practices setting loan-to-value targets as low as 65%. The Company's mezzanine financing may take the form of subordinated loans, commonly known as second mortgages, or, in the case of loans originated for securitization, partnership loans (also known as pledge loans) or preferred equity investments with terms up to 60 months. For example, on a commercial property subject to a first lien mortgage loan with a principal balance equal to 70% of the value of the property, the Company could lend the borrower (typically a partnership) an additional 15% to 20% of the value of the property. In some instances, the Company may provide mezzanine financing for construction projects where a third party lender has provided only 85% to 90% of the total project costs. The Company believes that as a result of (i) the significant changes in the lending practices of traditional commercial real estate lenders, primarily relating to more conservative loan-to-value ratios, and (ii) the significant increase in securitized lending with strict loan-to-value ratios imposed by the rating agencies, there will be an increasing demand for mezzanine capital by borrowers.

    Typically, the borrower will pledge to the Company either the property subject to the first lien (giving the Company a second lien position typically subject to an inter-creditor agreement) or an equity interest in the borrower. If the borrower's equity interest is pledged, then the Company would be in a position to take over the operation of the property in the event of a default by the borrower. The Company may also require additional collateral such as personal guarantees, letters of credit or other collateral unrelated to the subject property. By borrowing against the additional value in their properties, borrowers obtain an additional level of liquidity to apply to property improvements or alternative uses.

    Mezzanine loans generally provide the Company with the right to receive a stated interest rate on the loan balance plus various commitment and exit fees. In certain instances, the Company will negotiate to receive a percentage of net operating income or gross revenues from the property, payable to the Company on an ongoing basis, and a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or the Company will otherwise seek terms to allow the Company to charge an interest rate that would provide an attractive risk-adjusted return. Alternatively, mezzanine loans can take the form of a non-voting preferred equity investment in a single purpose entity borrower with substantially similar terms.

    BRIDGE LOANS. The Company provides short-term financing to fund opportunistic property acquisitions by a borrower or to fund the rehabilitation of an owned property to enable the borrower to perform upgrades and other property management enhancements, thereby increasing the property's value prior to qualifying for a Permanent Loan. The Company is typically approached by a borrower who has identified an undervalued property (i.e. an under-managed property or a property located in a recovering market) and who is in need of immediate financing to capitalize on the opportunity. The bridge facility allows the borrower to focus on the purchase of the property without the concern of negotiating long-term financing at the same time. Moreover, traditional lenders will often constrain the amounts available for long-term financing to the "as-is" value of the property, while the Company, through the bridge loan, is able to give consideration to the potential stabilized value of the asset.

    The Company's bridge loans are secured by first lien mortgages on the property with terms generally up to 36 months and are subject to its customary underwriting analysis. See "--Underwriting." As with mezzanine loans, bridge loans generally provide the Company with commitment, exit and other fees and interest at a rate that would provide an attractive risk-adjusted return.

    NOTE ACQUISITIONS. The Company acquires real estate notes from borrowers interested in restructuring and repositioning their short term debt and from traditional lenders, who for a variety of reasons, (such as risk mitigation or other strategic reasons) wish to divest certain assets from their portfolio. In most circumstances the Company is able to acquire these notes at a discount. In certain instances, the Company may seek joint venture partners with larger balance sheet capability to purchase such notes. The Company's strategy upon acquisition of notes from either a borrower or a traditional lender is to use its management resources to resolve any dispute concerning the note or the property securing it, and to identify and resolve any existing operational or any other problems at the property. The Company will then either restructure the debt obligation for immediate resale or sale at a later date or reposition it for permanent financing. In some instances, the Company may take fee title to the property underlying the real estate note. See "--Investment in Real Estate and Other Investments."

    LOANS HELD FOR INVESTMENT. At March 31, 1998, the Company's portfolio of loans held for investment amounted to $56 million, or 60% of the Company's total assets. Loans held for investment, net, principally bridge, mezzanine and note acquisitions, are carried at amortized cost less unearned income and allowance for loan losses. The net book value of loans held for investments, net, represents fair value at each date.

    As of March 31, 1998, 46.9% of the Company's portfolio loans held for investment consisted of three loans of $11.1 million, $5.5 million and $10.4 million. These loans were held by two unrelated borrowers and secured by individual properties or interests in investment partnerships. To date, the Company has not experienced any losses on its portfolio of loans held for investment. As of March 31, 1998 there was one delinquent loan in this portfolio with an outstanding principal balance of approximately $300,000. The Company anticipates repayment of this loan in full. See "Risk Factors--Credit Concentration of Loans Held for Investment."

                         LOANS HELD FOR INVESTMENT, NET
                                BY TYPE OF LOAN

                                                                  AS OF                                          AS OF
                                                              MARCH 31, 1998                               DECEMBER 31, 1997
                                                ------------------------------------------             -------------------------
                                                                              WEIGHTED
                                                              WEIGHTED         AVERAGE                               WEIGHTED
                                                               AVERAGE        REMAINING                               AVERAGE
                                                               STATED          TERM TO                                STATED
                                         #                    INTEREST        MATURITY          #                    INTEREST
                                        --        AMOUNT     RATE(1)(2)       IN MONTHS        --        AMOUNT     RATE(1)(2)
                                                ----------  -------------  ---------------             ----------  -------------
Bridge Loans.......................         10  $37,167,868        11.2%              9            10  $32,049,330        10.7%
Mezzanine..........................          4   6,275,416         11.6              16             3   6,177,891         11.7
Note Acquisitions & Mortgages......         22  12,773,453          9.7              30            26  32,031,121          9.8
Other..............................          2   1,300,000         15.0              13             2   1,300,000         15.0
                                            --                                       --            --
                                                ----------          ---                                ----------          ---
  Total............................         38  57,516,737         11.0%             14            41  71,558,342         10.4%
                                            --                                       --            --
                                            --                                       --            --
                                                                    ---                                                    ---
                                                                    ---                                                    ---
Less: Unearned Income..............               (505,416)                                            (2,270,403)
Allowance for loan losses..........               (738,032)                                              (678,033)
                                                ----------                                             ----------
LOANS HELD FOR INVESTMENT, NET.....             $56,273,289                                            $68,609,906
                                                ----------                                             ----------
                                                ----------                                             ----------

                                                                                   AS OF
                                                                             DECEMBER 31, 1996
                                                                 ------------------------------------------
                                        WEIGHTED                                               WEIGHTED
                                         AVERAGE                               WEIGHTED         AVERAGE
                                        REMAINING                               AVERAGE        REMAINING
                                         TERM TO                                STATED          TERM TO
                                        MATURITY          #                    INTEREST        MATURITY
                                        IN MONTHS        --        AMOUNT     RATE(1)(2)       IN MONTHS
                                     ---------------             ----------  -------------  ---------------
Bridge Loans.......................             9             4  $1,015,947         10.8%             11
Mezzanine..........................            18             4   3,410,000         11.1              24
Note Acquisitions & Mortgages......            15            24  35,801,781         10.0              24
Other..............................            16             2     728,137         15.0              28
                                               --            --                                       --
                                                                 ----------          ---
  Total............................            13            34  40,955,865         10.2%             24
                                               --            --                                       --
                                               --            --                                       --
                                                                                     ---
                                                                                     ---
Less: Unearned Income..............                              (1,801,750)
Allowance for loan losses..........                                (468,551)
                                                                 ----------
LOANS HELD FOR INVESTMENT, NET.....                              $38,685,564
                                                                 ----------
                                                                 ----------

------------------------

(1) The weighted average stated interest rate does not include commitment, exit and other fees.

(2) The weighted average stated interest rates are primarily six-month LIBOR based.

PERMANENT LOANS

    Through its Permanent Loan activities, the Company originates, underwrites, warehouses and sells into the secondary markets commercial real estate loans, principally multifamily loans. The Company generally sells its mortgage loans on a servicing retained basis, which generates a stable and predictable source of fee revenue, and on a non-recourse basis, except for standard FNMA DUS requirements described below. The average size of these loans is $4.5 million. The Company funds these loans using its warehouse lines of credit and repurchase agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    For the years ended December 31, 1997 and 1996, the Company originated $216 million and $244 million of Permanent Loans, respectively. The Permanent Loan team is comprised of seven loan originators and twenty underwriters having an average of eleven and six years of experience, respectively, in FNMA DUS and conduit loan programs. Underwriting standards are established by the Company's Chief Underwriter, who has over seventeen years of underwriting, sales and product experience. Additionally, in the last two years the Company has expanded its FHA/HUD lending activities by adding a dedicated team of four loan originators and two underwriters with between six and twenty years of experience. The FHA group is led by a former Vice President and Manager of Insured Loans for GMAC Commercial Mortgage Corp.

    Below is a description of the types of Permanent Loan programs in which the Company participates:

    FNMA DUS. In October, 1995, the Company became an approved FNMA DUS originator. An approved FNMA DUS lender is delegated the authority to approve, commit and close loans for multifamily mortgages on a national basis with a standby commitment from Fannie Mae that it will purchase the loans. In contrast to a "prior approval" lender, FNMA DUS lenders do not need to obtain the approval of Fannie Mae prior to making the loan. In return for the delegated authority to make loans and the commitment to purchase such loans by Fannie Mae, FNMA DUS lenders must maintain a minimum capital base and retain a certain level of credit risk on the loans they make. The FNMA DUS lender takes first loss risk up to 5% of the loan amount, and above 5%, Fannie Mae and the FNMA DUS lender share the loss, with the FNMA DUS lender's maximum loss capped at 20% of the original loan amount. In return for sharing the risk of loss, the participants receive a servicing fee that is significantly higher than what is typically found in the industry. See "--Servicing."

    The Company is one of only 28 currently approved FNMA DUS lenders. The Company believes that as one of these few FNMA DUS lenders, it has certain competitive advantages in the multifamily mortgage origination business. These advantages include the competitive-tiered pricing afforded by Fannie Mae's position as the largest purchaser of housing related mortgages in the nation, the ability to commit and close mortgages without the delay and the accompanying market risks of such delay for an approval process by the mortgage purchaser. The Company expects Fannie Mae loan originations will continue to be a significant part of its commercial mortgage banking activities. The Company originated $149 million and $168 million of FNMA DUS mortgages for the years ended December 31, 1997 and 1996, respectively. The Company, as a FNMA DUS lender, has experienced no losses or delinquencies on its portfolio of FNMA DUS loans as of March 31, 1998.

    CONDUIT. The Company's conduit program involves the origination for sale (on a non-recourse basis) and servicing of commercial mortgage loans typically for B-C quality commercial credits, primarily multifamily properties, but also for office buildings, retail centers, hotels, warehouses and assisted living facilities. Mortgage loans are sold to institutional investors, including Fannie Mae. Since the Company maintains a number of Wall Street relationships, borrowers are assured of competitive rates. Mortgages originated under this program are underwritten in accordance with investor guidelines designed to evaluate the borrower's ability to satisfy the repayment conditions of the loan. See "--Underwriting." The Company originated $40 million and $67 million of conduit mortgages for the years ended December 31, 1997 and 1996, respectively.

    FHA MULTIFAMILY AND HEALTHCARE. The Company is an approved lender in the FHA/HUD mortgage insurance program. The FHA group of professionals implement the origination, underwriting and processing of FHA/HUD insured financing nationwide. The uses for financing provided through the FHA/HUD mortgage insurance programs consist of the acquisition, refinancing, new construction and substantial rehabilitation of multifamily housing, assisted living and nursing home facilities nationwide. Upon receiving HUD's firm commitment to insure the mortgage, the Company issues Government National Mortgage Association backed securities that are sold primarily to investment banking institutions and pension funds. The Company will usually retain the right to service the loans on behalf of the purchasers for a continuing servicing fee. See "--Servicing." The Company has recently begun actively seeking transactions under the FHA/HUD mortgage insurance program. The Company currently has a pipeline of approximately $100 million of FHA/HUD products at various stages of processing.

    SALE PROCEDURES. Permanent Loans are often committed to be sold prior to the time the loan is funded. The Company typically completes the sale of a Permanent Loan to an investor within ten to 60 days following the closing of a loan. The actual length of time a loan is held prior to sale into the secondary market is determined by the Company's capital markets group. The objective of the capital markets group is to maximize the Company's gain on sale of the loan while also earning a favorable yield during the holding period.

    In connection with such sales, the Company makes certain representations and warranties to investors covering matters such as title to mortgaged property, lien priority, environmental reviews and certain other matters. See "Risk Factors -- Retained Risks of Loans Sold." The Company bases these representations and warranties on representations and warranties from borrowers and its own due diligence. The Company may also retain certain other liabilities with respect to loans it sells to investors, as it does under the FNMA DUS Program as described above. See also "Risk Factors -- Risk of Loss on Mortgage Loans Sold Under the FNMA DUS Program." After selling a mortgage loan, the Company typically retains the right to service the loan. See "--Servicing."

INVESTMENT IN REAL ESTATE AND OTHER INVESTMENTS

    From time to time the Company is presented with or otherwise identifies real estate investment opportunities. In these situations, the Company may act solely on its own behalf, through a wholly owned subsidiary or in partnership with other investors. Typically these transactions are analyzed with the expectation that the Company will have the ability to sell the property within a six to twenty-four month time horizon, with a significant return on invested capital. The Company currently retains the services of third-party management companies, but may in the future decide to manage such real property interests itself.

    The Company may also pursue investments in, among other assets, construction loans, distressed loans, property development and finance-related assets, operating companies in real estate-related busi-nesses (such as loan origination, loan servicing and property management companies) and fee interests in real property.

MARKETING AND SOURCING

    The Company serves its markets directly through its network of six full services offices located in Atlanta, Boston, Chicago, Dallas, San Francisco and Uniondale, New York, as well as through three satellite offices located in Miami, Los Angeles and Florence, Kentucky (greater Cincinnati, Ohio). These offices are staffed by approximately fifteen loan originators who solicit property owners, developers and mortgage loan brokers. In some instances, the originators will accept loan applications meeting the Company's underwriting criteria from a select group of mortgage loan brokers. Mortgage loan brokers act as intermediaries between property owners and the Company in arranging real estate loans and earn a fee, generally paid by the borrower, based upon the principal amount of each loan funded. Since a large portion of the Company's marketing effort in its branches is through the development of relationships with borrowers and brokers, the Company does not incur significant expenses in the form of advertising its lending services to the general public.

    Once potential borrowers have been identified, the Company determines which of its financing products best meets the borrowers needs. Loan originators in every branch office have access to and are able to offer borrowers the full array of both Customized Financing and Permanent Loan products. After identifying a suitable product, the Company works with the borrower to prepare a loan application. Upon completion by the borrower, the application is forwarded to the Company's underwriters for due diligence or, in the case of FHA insured loans, to the FHA, which conducts the due diligence and makes decisions on commitments. See "--Underwriting."

UNDERWRITING

    The Company's loan originators work in conjunction with underwriters whose responsibility is to perform due diligence on all Customized Financing and Permanent Loans prior to approval and commitment. The Company's underwriters complete a comprehensive assessment of the proposed loan including a review of
(1) borrower financial position and credit history, (2) past operating performance of the underlying collateral, (3) potential changes in project economics and (4) third party appraisal, environmental, and engineering studies. Additionally, underwriters complete an independent market assessment which includes a property inspection, review of tenant and lease files, survey of market comparables and an analysis of area economic and demographic trends.

    Key factors considered in credit decisions include, but are not limited to, debt service coverage, loan-to-value ratios, property financial and operating performance, quality of property management, borrower credit history and tenant profile. With respect to Permanent Loans, specific underwriting guidelines are set by Fannie Mae and other investors. These standards vary from investor to investor and may include a subjective element based on the totality of circumstances relating to the credit risk and generally do not involve mechanical application of a set formula. With respect to Customized Financing, additional consideration is given to other factors, such as alternative forms of collateral and identifying a potential exit strategy. The Company refines its underwriting criteria based on actual loan portfolio experience and as market conditions and investor requirements evolve.

    The Company utilizes the underwriting criteria established by the FHA to recommend loans for FHA insurance. The Company provides the FHA with the requisite information necessary for its credit review. These loans are then examined by the FHA, which makes the decision as to whether to approve the loan.

LOAN APPROVAL PROCESS

    PERMANENT LOANS. A comprehensive written report is prepared on every loan application submitted to the Company's Permanent Loan committee for approval. The four members of the committee have an average of over seventeen years of industry experience. All loans require approval by a majority of the committee. This presentation includes a description of the prospective borrower and any guarantors, the collateral, and the proposed use of loan proceeds, as well as borrower and property financial statements and analysis. Each application is evaluated from a number of underwriting perspectives. Since Permanent Loans are limited or non-recourse to the borrower, primary emphasis is placed on the property's economic performance, physical condition and local housing market, along with prudent application of debt service coverage and loan-to-value ratios. Even so, the Company also examines, when circumstances warrant, borrower liquidity, net worth, cash investment, income, credit history and operating experience.

    The Company's loan originators, in conjunction with regional office underwriters, the Company's Chief Underwriter and its Vice President-Capital Markets, are primarily responsible for initial reviews of borrowers, properties and loan terms. Upon the borrower's execution of the loan application, the

Company's underwriting group conducts due diligence under the direct supervision of the Chief Underwriter. The underwriter assigned to the case presents the transaction to the Permanent Loan committee with the advice, consent and support of the Chief Underwriter. Following loan approval and prior to funding, the Company's underwriting and servicing departments assure that all loan approval terms have been satisfied, that they conform with lending policies (including authorized exceptions) and that all required documentation is present and in proper form.

    CUSTOMIZED FINANCING. As with Permanent Loans, a written report is generated for every customized loan transaction the Company is considering financing. The guidelines utilized to prepare these reports do not depart substantially from those used for Permanent Loans. Each loan is reviewed and approved by executives in the Customized Financing group and, if approved, presented for final approval by Mr. Kaufman. Following the approval of any such loan, the Company's underwriting and servicing departments assure that all loan approval terms have been satisfied and that they conform with lending requirements established for that particular transaction.

SERVICING

    The Company services an expanding loan portfolio which contributes a relatively predictable and stable source of cash flow. The Company's loan servicing operations are designed to provide prompt customer service and accurate and timely information for account follow-up, financial reporting and management review. The Company's loans are serviced through the loan administration department located in the Company's Boston office. Following the funding of an approved loan, all pertinent loan data is entered into the Company's data processing system, which provides monthly billing statements, tracks payment performance and processes contractual interest rate adjustments on variable rate loans. Regular loan service efforts include payment processing and collection follow-up, as well as tracking the performance of additional borrower obligations with respect to the maintenance of casualty insurance coverage, payment of property taxes and senior liens, if applicable. On a quarterly basis, the Company obtains and analyzes operating statements and detailed rent rolls on the properties securitizing the commercial loans serviced. In addition, inspections of the property are performed annually or more frequently if necessary, e.g. properties undergoing major improvements. The Company has in-house asset management expertise to assist in the inspection process. With these procedures already in place, if loans become delinquent or non-performing the Company has current information about the underlying collateral and can react quickly by changing management companies, commencing foreclosure proceedings and negotiating workouts with the borrowers on behalf of the investors.

    COMMERCIAL SERVICING PORTFOLIO. The Company's commercial servicing portfolio represents commercial loans serviced for third parties for a fee and does not include loans held for investment. Yield maintenance and lockout provisions tend to discourage and, in the case of a lockout provision, prevent early loan payoffs by the borrower. These provisions enable the Company to better determine future cash flow from its existing portfolio and to calculate the potential to refinance maturing loans. In addition, the Company receives its pro rata share of the servicing fee (calculated on a present value basis) for loans that are prepaid under the FNMA DUS Program. To date, the Company's commercial servicing portfolio has not experienced any losses. As of March 31, 1998, there was one delinquent loan with an outstanding principal balance of less than $100,000.

                         COMMERCIAL SERVICING PORTFOLIO
                             (DOLLARS IN MILLIONS)

                                                              FNMA                   WAREHOUSE
DECEMBER 31, 1997                                              DUS       CONDUIT      & OTHER      TOTAL
                                                            ---------  -----------  -----------  ---------

Unpaid principal balance..................................  $   291.9   $   180.4    $    57.7   $   530.0

Weighted average interest rate............................       8.07%       9.12%        7.81%       8.40%
Weighted average servicing fee............................       0.45%       0.27%        0.42%       0.38%
Remaining months to maturity..............................        129          74          140         111
Number of loans serviced..................................         51          66           16         133

DECEMBER 31, 1996

Unpaid principal balance..................................  $   136.3   $   193.6    $    55.6   $   385.5

Weighted average interest rate............................       8.12%       9.28%        9.71%       8.93%
Weighted average servicing fee............................       0.45%       0.21%        0.45%       0.33%
Remaining months to maturity..............................        126          83          143         107
Number of loans serviced..................................         26          72           12         110

    On March 31, 1998, the Company had a portfolio of $536 million of commercial loans serviced for a fee. The characteristics of the portfolio on that date were substantially similar to those of the December 31, 1997 portfolio.

INTEREST RATE MANAGEMENT TECHNIQUES

    In general, when the Company establishes an interest rate on a loan held for sale, it attempts to contemporaneously lock in an interest yield to the institutional investor purchasing that loan. By selling these loans shortly following origination the Company limits its exposure to interest rate fluctuations. However, the Company will accumulate some loans for bulk sale and in these circumstances the Company hedges its interest rate risk with forward commitments and put options. The Company does not hedge its loans held for investment because these loans are generally variable rate loans which are based on short term LIBOR. However, the operations and profitability of the Company are likely to be adversely affected during any period of unexpected or rapid changes in interest rates. For example, a substantial or sustained increase in interest rates could adversely affect the ability of the Company to originate loans.

COMPETITORS

    The Permanent Loan and Customized Financing industries are highly competitive and the Company competes with companies which may have greater financial resources and lower costs of capital available to them. Although management believes that the Company is well positioned to continue to compete effectively in each facet of its business, there can be no assurance that it will do so or that the Company will not encounter further increased competition in the future which could limit its ability to compete in its Permanent Loan and Customized Financing activities.

EMPLOYEES


    As of May 31, 1998, the Company had 83 employees, including four senior executives, 46 employees directly involved in the production of loan transactions and 33 administrative, servicing and corporate personnel. None of the employees are represented by collective bargaining agreements, and management believes that it has good relations with its employees.


PROPERTIES

    The Company believes that its current facilities are adequate for its present needs and that it would not have any difficulty in obtaining additional or alternate space at prevailing rates if necessary. The Company's current facilities are as follows:

                                               SQUARE          LEASE
LOCATION                                        FEET         EXPIRATION                 CHARACTER OF USE
--------------------------------------------  ---------  ------------------  --------------------------------------
Uniondale, NY...............................     18,200  May, 2004           Executive, production and
                                                                             administrative offices
Boston, MA..................................      6,800  June, 2003          Production, servicing and
                                                                             administrative offices
San Francisco, CA...........................      2,500  January, 2001       Production office
Los Angeles, CA.............................        300  November, 1998      Production office
Miami Beach, FL.............................      1,200  May, 2001           Production office
Atlanta, GA.................................      2,600  March, 2001         Production office
Burr Ridge (Chicago), IL....................      1,800  March, 1999         Production office
Florence, KY (greater Cincinnati, Ohio).....      1,200  December, 1999      Production office
Dallas, TX..................................      3,500  November, 2001      Production office

LEGAL PROCEEDINGS

    In the ordinary course of its business, the Company is from time to time subject to litigation. The Company does not believe that any litigation to which the Company is currently subject is likely, individually or in the aggregate, to have a material adverse effect on the financial condition of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES

    The following table sets forth certain information with respect to the director, director nominees and executive officers of the Company. It is anticipated that all such persons will continue to serve in such capacities following the completion of this Offering.


NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Ivan Kaufman.........................................          37   Chairman of the Board, President, Chief Executive
                                                                    Officer and Director
Joseph Martello......................................          42   Senior Vice President, Chief Financial Officer and
                                                                    Director Nominee
Walter K. Horn.......................................          55   Senior Vice President, General Counsel and Secretary
Elliot Silverman.....................................          47   Senior Vice President--Human Resources, Organization
                                                                    Development, Marketing and Management Information
                                                                    Systems
Richard A. Lippe, Esq................................          59   Director Nominee
Larry Swedroe........................................          46   Director Nominee
Scott Rudolph........................................          40   Director Nominee


    IVAN KAUFMAN is the founding stockholder, Chairman of the Board, President, Chief Executive Officer and Director of the Company. From 1983 until its sale in 1995, Mr. Kaufman was the co-founder, President and Chief Executive Officer of Old Arbor. Mr. Kaufman served on the National Advisory Board of Fannie Mae in 1994. He has also served on Fannie Mae's regional advisory and technology boards, as well as the Board of Directors of the Empire State Mortgage Bankers Association. Mr. Kaufman is a director of Star Multicare Services, Inc., a publicly traded placement service for registered and licensed nurses and home health care aides. From 1990 to 1995, Mr. Kaufman was the Tri-State regional spokesperson for Global Relief, a nationwide environmental effort spearheaded by the American Forestry Association. Mr. Kaufman currently serves on the Executive Board of the North Shore Hebrew Academy and is a Board Trustee of the Great Neck Synagogue. He also serves as Treasurer of the Israeli Tribute Committee and is a Trustee of Dowling College and the Walt Frasier Foundation. Mr. Kaufman earned a Juris Doctor degree from Hofstra University School of Law and a Bachelor of Arts in Business Administration from Boston University.

    JOSEPH MARTELLO has been Senior Vice President and Chief Financial Officer of the Company since 1995 and is a director nominee for the Company. From 1990 until its sale in 1995, Mr. Martello was Vice President and Chief Financial Officer of Old Arbor. Mr. Martello is a cum laude graduate from Hofstra University and became a certified public accountant in New York in 1980.

    WALTER K. HORN, Esq. has been Senior Vice President, Secretary and General Counsel of the Company since 1995. Previously, Mr. Horn was General Counsel and Secretary of Old Arbor from 1991 until its sale in 1995, and was Vice President of Old Arbor from 1992 until its sale in 1995. Mr. Horn has a Juris Doctor degree from St. John's University School of Law and was admitted to the New York State Bar in 1968.


    ELLIOT SILVERMAN has been Senior Vice President--Human Resources, Organization Development, Marketing and Management Information Systems of the Company since February 1998. Prior to joining the Company, Mr. Silverman was Vice President of Human Resources of Barnes Jewish Hospital from 1996-1998; and the Executive Vice President, Human Resources and Communications for Prudential Home Mortgage from 1993 to 1996; and the Vice President--Human Resources for Bankers Trust Company from 1981 to 1992. Mr. Silverman received a Master degree in Education from Columbia University and a Bachelor of Arts degree in Psychology from Queens College.

NON-EMPLOYEE DIRECTOR NOMINEES

    LARRY SWEDROE is a director nominee of the Company. Since 1996, Mr. Swedroe has been a principal of Buckingham Asset Management, a privately held financial advisory firm. From 1986 to 1996, Mr. Swedroe was Vice Chairman of Prudential Home Mortgage and prior to that he was a Senior Vice President of Citicorp Homeowners, Inc. Mr. Swedroe is a director of Amerin Corp., a mortgage insurance company, and a director of Mobile Application Servers, a software company. Mr. Swedroe received a Masters of Business Administration in Finance from New York University and a Bachelor of Arts degree in Finance from Bernard Baruch College.

    RICHARD A. LIPPE, Esq. is a director nominee of the Company. For more than the past five years, Mr. Lippe has been a practicing attorney in the State of New York and is a stockholder and officer of Meltzer, Lippe, Goldstein, Wolf and Schlissel, P.C., a law firm. Mr. Lippe is Chairman of the Board of Silicon Island Equities, LLC, a privately held investment banking firm, and is a director of OmniCorder Technologies, Inc., a privately held company which develops breast cancer detection equipment and Collaborative Laboratories, Inc., a privately held contract research and manufacturing biotechnology company. Mr. Lippe was a director of Old Arbor from 1993 until its sale in 1995. Mr. Lippe is the Managing Trustee of the Keene Asbestos Liquidating Trust. Mr. Lippe has a Juris Doctor degree from the University of Pennsylvania Law School and was admitted to the New York State Bar in 1964.

    SCOTT RUDOLPH is a director nominee of the Company. Mr. Rudolph has been the Chairman of the Board and Chief Executive Officer since 1993 and President since 1986 of NBTY, Inc., a publicly traded vitamin, mineral and food supplement mail order business. Mr. Rudolph is the Chairman of the Dowling College Board of Trustees. He received a Bachelor of Arts degree in Marketing from Dowling College.

COMPENSATION OF DIRECTORS


    Each of the non-employee director nominees will receive a retainer for 1998 of 1,000 shares of Common Stock for their services. Subsequent to 1998, each non-employee director will receive an annual retainer of $15,000 which shall be payable, at the election of such director, either 50% in shares of Common Stock and 50% in cash or 100% in shares of Common Stock. In addition, non-employee directors receive a fee of $750 for each committee meeting attended in person, unless the committee meeting is held on the same day as the meeting of the Board of Directors, and a fee of $250 for each telephonic meeting attended. Non-employee directors are also reimbursed for reasonable expenses incurred to attend meetings. The non-employee director nominees will receive, upon initial election to the Board of Directors, an option to purchase 3,000 shares of Common Stock, and thereafter will receive annually an option to purchase 1,000 shares of Common Stock. All such options are priced at 100% of the market price at grant and become exercisable over the two year period following the date of grant expiring ten years from the date of grant.


    The Board of Directors intends to have both a standing Audit Committee and a standing Compensation Committee. The Audit Committee, which is anticipated to be comprised of Messrs. Lippe (Chair), Swedroe and Rudolph, assists the Board of Directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. It is responsible for recommending to the Board of Directors the independent auditors for the following year. The Audit Committee intends to meet periodically with management, financial personnel and the independent auditors to review internal accounting controls and auditing and financial reporting matters.

    The Compensation Committee, which is anticipated to be comprised of Larry Swedroe (Chair) and Richard Lippe, is responsible for overseeing the Company's executive compensation programs. It shall administer certain compensation and benefit plans and approves annual compensation and recommends to the Board of Directors long-term incentive compensation to be granted pursuant to the Company's 1998 Stock Plan for executive officers, directors, employees and consultants of the Company.

REMUNERATION OF EXECUTIVE OFFICERS--SUMMARY COMPENSATION TABLE

    The following table discloses compensation paid by the Company for the services of the chief executive officer and the four other most highly paid executive officers of the Company for the years ended December 31, 1997, 1996 and 1995.

                                                                                       LONG-TERM COMPENSATION(1)
                                                                                 --------------------------------------
                                                                                                 AWARDS
                                           ANNUAL COMPENSATION                   --------------------------------------
                           ----------------------------------------------------                           SECURITIES
   NAME AND PRINCIPAL                                          OTHER ANNUAL        RESTRICTED STOCK       UNDERLYING
        POSITION             YEAR      SALARY      BONUS       COMPENSATION            AWARD(S)             OPTIONS
-------------------------  ---------  ---------  ---------  -------------------  ---------------------  ---------------
Ivan Kaufman (2).........       1997  $ 120,000     --              --                    --                  --
Chairman of the                 1996    120,000     --              --                    --                  --
  Board, President and          1995     --      $ 140,000          --                    --                  --
  Chief Executive Officer

Joseph Martello (2)(3)...       1997  $  50,000     --              --                    --                  --
Senior Vice President and       1996     31,250     --              --                    --                  --
  Chief Financial               1995     --         --              --                    --                  --
  Officer

Walter K. Horn (2)(3)....       1997  $  50,000     --              --                    --                  --
Senior Vice President,          1996     31,250     --              --                    --                  --
  General                       1995     --         --              --                    --                  --
  Counsel and Secretary

Dana Eng.................       1997  $ 110,000(4)    --            --                    --                  --
Former Senior Vice              1996     54,000     --              --                    --                  --
  President, Marketing          1995     --         --              --                    --                  --

Scott Brown..............       1997  $  63,301(5)    --            --                    --                  --
Former Senior Vice              1996    125,000     --              --                    --                  --
  President, Capital            1995     20,832  $ 120,833          --                    --                  --
  Markets

                              PAYOUTS
                           -------------
   NAME AND PRINCIPAL          LTIP         ALL OTHER
        POSITION              PAYOUTS     COMPENSATION
-------------------------  -------------  -------------
Ivan Kaufman (2).........       --             --
Chairman of the                 --             --
  Board, President and          --             --
  Chief Executive Officer
Joseph Martello (2)(3)...       --             --
Senior Vice President and       --             --
  Chief Financial                              --
  Officer
Walter K. Horn (2)(3)....       --             --
Senior Vice President,          --             --
  General                       --             --
  Counsel and Secretary
Dana Eng.................       --             --
Former Senior Vice              --             --
  President, Marketing          --             --
Scott Brown..............       --          $ 100,000(6)
Former Senior Vice              --             --
  President, Capital            --             --
  Markets

------------------------

(1) During the fiscal years ended December 31, 1997, 1996 and 1995, the Company paid no long-term compensation to any of the named executive officers. However, in June 1998, the Company's Board of Directors adopted the 1998 Stock Plan, an omnibus long-term incentive plan under which the Compensation Committee of the Board of Directors recommends for approval by the Board of Directors, grants of stock options, restricted stock or stock appreciation rights for officers, directors, employees or consultants of the Company. The Company anticipates that long-term compensation may be issued to certain officers, directors, employees and consultants of the Company in the future as and when approved by the Board of Directors. See "--Compensation of Directors" and "--Employee Benefit Plans."

(2) Beginning January 1, 1999, the employment agreements of Messrs. Kaufman, Martello and Horn will require them to devote substantially all of their business time to rendering services to the Company. Accordingly, pursuant to such employment agreements, the salaries expensed to the Company of Messrs. Kaufman, Martello and Horn will increase in the future as a result of them devoting more time to the Company. See "--Employment Agreements."

(3) Compensation reported for Messrs. Martello and Horn represents compensation paid to them for services rendered to or for the Company during the periods indicated. During 1996 and 1997, Messrs. Martello and Horn (and during 1996, Ms. Eng) also devoted a substantial portion of their business time to rendering services for an affiliate of the Company, for which time they received additional compensation from the affiliate consisting of a salary, bonus and certain perquisites, including 401(k) contributions.

(4) Ms. Eng resigned in March 1998.

(5) Represents compensation paid to Mr. Brown until his resignation in June
    1997.

(6) Represents severance payment to Mr. Brown.

EMPLOYMENT AGREEMENTS

    IVAN KAUFMAN.  Mr. Kaufman entered into an employment agreement with the
Company, dated June       , 1998. The term of employment is through December 31,
2003. The salary for 1998 is $175,000 per
annum and increases to $250,000 per annum beginning January 1, 1999, with a 10% yearly increase thereafter. Commencing January 1, 1999, Mr. Kaufman is required to devote substantially all his full business time and attention to the affairs of the Company. Prior thereto he is required to devote no less than 75% of his business time and attention to the affairs of the Company. Mr. Kaufman will
receive an initial grant of       stock options at an exercise price equal to
the proposed Offering price of the Company's Common Stock. These options shall be non-qualified options and shall remain exercisable for ten years from the date of grant. Such options will become fully vested seven years from the date of grant, subject to acceleration if within three years of the date of grant, the Company's Common Stock sustains a target price which is two times the Offering price for a period of twenty consecutive trading days or in the event of a change in control of the Company or the death or disability of Mr. Kaufman. Mr. Kaufman's employment under the agreement may be terminated by the Company at any time for cause or upon Mr. Kaufman's death or disability. Mr. Kaufman is restricted from competing with the Company for three years after the termination of his employment in the event that he resigns or is terminated for cause. Should Mr. Kaufman's employment be wrongfully terminated, he is entitled to receive severance equal to three times his base salary plus three times the highest annual bonus paid to him, if any. The Agreement also provides for disability and insurance benefits.

    JOSEPH MARTELLO.  Mr. Martello entered into an employment agreement with the
Company, dated June       , 1998. The term of employment is through December 31,
2001. Commencing January 1, 1999, Mr. Martello is required to devote substantially all of his full business time and attention to the affairs of the Company. Prior thereto, he may engage in activities not related to the Company, provided that these activities do not interfere with his responsibilities to the Company as determined by the Chief Executive Officer. The per annum salary is $175,000 for the term of the contract. Mr. Martello will receive an initial
grant of       stock options at an exercise price equal to the proposed Offering price of the Company's Common Stock. These options shall be incentive stock options, shall remain exercisable for ten years from the date of grant and will become fully vested [ ] years from the date of grant. Mr. Martello's employment under the agreement may be terminated by the Company at any time for cause or upon Mr. Martello's death or disability. Mr. Martello is restricted from competing with the Company for one year after the termination of his employment in the event that he resigns or is terminated for cause provided that the Company pays Mr. Martello a sum equal to his per annum base salary during the non-competition period.

    WALTER K. HORN, ESQ.  Mr. Horn entered into an employment agreement with the
Company, dated June       , 1998. The term of employment is through December 31,
2001. Commencing January 1, 1999, Mr. Horn is required to devote substantially all of his full business time and attention to the affairs of the Company. Prior thereto, he may engage in activities not related to the Company, provided that these activities do not interfere with his responsibilities to the Company as determined by the Chief Executive Officer. The per annum salary is $175,000 for
the term of the contract. Mr. Horn will receive an initial grant of       stock
options at an exercise price equal to the proposed Offering price of the Company's Common Stock. These options shall be incentive stock options, shall remain exercisable for ten years from the date of grant and will become fully vested [ ] years from the date of grant. Mr. Horn's employment under the agreement may be terminated by the Company at any time for cause or upon Mr. Horn's death or disability. Mr. Horn is restricted from competing with the Company for one year after the termination of his employment in the event that he resigns or is terminated for cause, provided that the Company pays Mr. Horn a sum equal to his per annum base salary during the non-competition period.

    ELLIOT SILVERMAN.  Mr. Silverman entered into an employment agreement with
the Company, dated June       , 1998. The term of employment is through December
31, 2001. Commencing January 1, 1999, Mr. Silverman is required to devote substantially all of his full business time and attention to the affairs of the Company. Prior thereto, he may engage in activities not related to the Company, provided that these activities do not interfere with his responsibilities to the Company as determined by the Chief Executive Officer. The per annum salary is $175,000 for the term of the contract. Mr. Silverman will receive an initial
grant of       stock options at an exercise price equal to the proposed Offering price of the Company's

Common Stock. These options shall be incentive stock options, shall remain exercisable for ten years from the date of grant and will become fully vested
[ ] years from the date of grant. Mr. Silverman's employment under the agreement may be terminated by the Company at any time with or without cause or upon Mr. Silverman's death or disability. Mr. Silverman is restricted from competing with the Company for one year after the termination of his employment in the event that he resigns or is terminated for cause provided that the Company pays Mr. Silverman a sum equal to his per annum base salary during the non-competition period. Mr. Silverman is also entitled to certain relocation and severance benefits.


EMPLOYEE BENEFIT PLANS


    1998 STOCK PLAN. In July 1998, the Company adopted the 1998 Stock Plan which will be presented for stockholder approval at the Company's annual meeting of stockholders to be held on or about May 1999. The purpose of the 1998 Stock Plan is to enable the Company to attract, retain and motivate key employees, directors, and, on occasion, consultants, by providing them with stock options, restricted or deferred stock and/or certain other equity based incentives. Options granted under the 1998 Stock Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, as amended, or
non-qualified stock options. The Company has reserved       shares of Common
Stock for issuance under the 1998 Stock Plan. It is intended that, as of the
effective date, options to purchase an aggregate of       shares will be granted
to Mr. Kaufman and an aggregate of       shares will be granted to other
employees at an exercise price equal to the Offering Price.



    The 1998 Stock Plan will be administered by the Compensation Committee of the Board. The Compensation Committee has the power to determine the terms of any options granted thereunder, including the exercise price, the number of shares subject to the option, and the exercisability thereof. Options granted under the 1998 Stock Plan are generally not transferable, and each option is generally exercisable during the lifetime of the optionee only by such optionee. The exercise price of all stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must be equal at least 110% of the fair market value on the grant date. The term of all options under the 1998 Stock Plan may not exceed ten years. The specific terms of each option grant will be reflected in a written stock option agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock, as of the date of this Prospectus, after giving effect to the Exchange Transaction, of (i) each person known by the Company to beneficially own 5% or more of the shares of outstanding Common Stock, (ii) each of the Company's executive officers, directors and director nominees, and (iii) all of the Company's executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares are beneficially owned, and sole investment and sole voting power is held by the persons named as owners.

                                                                             AMOUNT AND        PERCENTAGE OWNERSHIP
                                                                          NATURE OF SHARES   ------------------------
                          NAME AND ADDRESS OF                               BENEFICIALLY       BEFORE        AFTER
                            BENEFICIAL OWNER                                    OWNED         OFFERING    OFFERING(1)
------------------------------------------------------------------------  -----------------  -----------  -----------
The Ivan and Lisa Kaufman Family Trust(2)(3)............................       4,163,049          55.51%            %
Ivan Kaufman(3)(4)......................................................       1,910,662          25.48
The Ivan Kaufman Grantor Retained Annuity Trust(3)(5)...................         276,810           3.69
Richard A. Lippe, Esq.(6)(9)(10)........................................         176,306           2.35
Walter K. Horn, Esq.(3).................................................         131,236           1.75
Elliot Silverman(3).....................................................         102,099           1.36
Joseph Martello(3)(9)...................................................          96,380           1.29
Larry Swedroe(7)(9)(11).................................................          14,586           0.19
Scott Rudolph(8)(9).....................................................         --              --
All officers and directors as a group (7 persons)(12)...................       6,871,128          91.62%            %

------------------------

(1) Assumes no exercise of the Underwriter's over-allotment option. See "Underwriting."

(2) This is a trust created by Mr. Kaufman for the benefit of his family. Richard A. Lippe is the sole trustee of this trust.

(3) The address for each of these persons is 333 Earle Ovington Boulevard, Uniondale, New York 11553.

(4) Does not include 276,810 shares held by the Ivan Kaufman Grantor Retained Annuity Trust and 4,163,049 held by the Ivan and Lisa Kaufman Family Trust. Includes 43,609 shares held by Arbor Management, which is wholly-owned by Ivan Kaufman and his spouse.

(5) This is a trust created by Mr. Kaufman for the benefit of his family. Ivan Kaufman and Richard A. Lippe are co-trustees of this trust.

(6) The address for this person is 190 Willis Avenue, Mineola, New York 11501.

(7) The address for this person is 403 Conway Village Drive, St. Louis, Missouri 63141.

(8) The address for this person is 90 Orville Drive, Bohemia, New York 11716.

(9) Director nominee.

(10) Does not include 4,163,049 shares held by the Ivan and Lisa Kaufman Family Trust and 276,810 shares held by the Ivan Kaufman Grantor Retained Annuity Trust. Includes 176,306 shares held by Camila Bellick, the spouse of Richard
    A. Lippe, for which shares Mr. Lippe has disclaimed beneficial ownership.

(11) Represents 14,586 shares held by Mona Swedroe, the spouse of Larry Swedroe.

(12) Prior to its acquisition by ANCM (See "Prospectus Summary--Recent Developments"), ASF, an indirect wholly owned subsidiary of ANCM, provided certain members of ANCM financing to acquire their membership interests. As a result of the ASF Transactions and the Exchange Transaction, ASF, as pledgee, shares beneficial ownership of a total of 892,251 shares (or 11.9%). The total listed for all officers and directors as a group includes 374,785 shares owned by certain officers listed above and does not include 517,466 shares owned by other employees of the Company.

                           DESCRIPTION OF SECURITIES

CAPITAL STOCK

    The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. The following summary description relating to the capital stock does not purport to be complete. Reference is made to the Certificate of Incorporation and the By-laws of the Company, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

    GENERAL. The Company has 30,000,000 authorized shares of Common Stock, 7,500,000 of which were issued and outstanding prior to the Offering. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this Prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable.

    VOTING RIGHTS. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the issued and outstanding shares of Common Stock can elect all of the Directors of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

    DIVIDEND POLICY. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on the shares of Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Common Stock will be paid in the future. See "Dividend Policy."

    MISCELLANEOUS RIGHTS AND PROVISIONS. Holders of Common Stock have no preemptive or other subscription right, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities, subject to the rights of holders of Preferred Stock.

PREFERRED STOCK

    The Board of Directors is authorized by the Company's Certificate of Incorporation to authorize and issue up to 10,000,000 shares of Preferred Stock, $.01 par value, in one or more series. No shares of Preferred Stock have been authorized for issuance by the Board of Directors and the Company has no present plans to issue any such shares. In the event that the Board of Directors does issue Preferred Stock, it may exercise its discretion in establishing the terms of the Preferred Stock. In the exercise of such discretion, the Board of Directors may determine the voting rights, if any, of the series of Preferred Stock being issued, which could include the right to vote separately or as a single class with the Common Stock and/or other series of Preferred Stock; to have more or less voting power per share than that possessed by the Common Stock or other series of Preferred Stock; and to vote on certain specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition.

Upon liquidation, dissolution or winding up of the Company, the holders of Preferred Stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the Common Stock are entitled to receive anything. Preferred Stock authorized by the Board of Directors could be redeemable or convertible into shares of any other class or series of stock of the Company.

    The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of shares of Common Stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of Preferred Stock could be used to discourage or prevent efforts to acquire control of the Company through the acquisition of shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is American Stock Transfer and Trust Company 6201 15th Avenue, Brooklyn, New York 11219.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Elliot Silverman, Senior Vice President-Human Resources and Organization Development of the Company, is indebted to the Company in an amount equal to $200,000. This indebtedness arose on April 1, 1998 in connection with Mr. Silverman's purchase of a membership interest in ANCM and is evidenced by a seven year promissory note payable to the Company, which bears interest at prime and will be secured by the shares of Common Stock issued to Mr. Silverman pursuant to the Exchange Agreement. See "Prospectus Summary--Reorganization Transactions."

    Joseph Martello, the Company's Senior Vice President, Chief Financial Officer and a director nominee, is indebted to the Company in an amount equal to $100,000. This indebtedness arose on April 1, 1998, in connection with Mr. Martello's purchase of a membership interest in ANCM and is evidenced by a seven year promissory note payable to the Company, which bears interest at prime and will be secured by the shares of Common Stock issued to Mr. Martello pursuant to the Exchange Agreement. See "Prospectus Summary--Reorganization Transactions."


    Camila Bellick, the wife of Richard A. Lippe, Esq., a director nominee of the Company, is indebted to the Company in an amount equal to $275,000. Indebtedness of $75,000 arose on April 1, 1998, in connection with Ms. Bellick's purchase of a membership interest in ANCM and is evidenced by a seven year promissory note payable to the Company, which bears interest at prime. Indebtedness of $200,000 arose in June of 1998 and is evidenced by a prommisory note payable to the Company on October 1, 1998, which bears interest at prime. The aggregate indebtedness of $275,000 will be secured by the shares of Common Stock issued to Ms. Bellick pursuant to the Exchange Agreement. See "Prospectus Summary-- Reorganization Transactions."


    Arbor Management, which is entirely owned by Ivan Kaufman and his wife, provides office space and various services to the Company, including management services, bookkeeping, human resources and information system support. In 1997, the Company paid Arbor Management an aggregate of $504,000 for these services, a rate which the Company believes is at or below market.

    Anivan, Inc. ("Anivan"), which is owned by a relative of Mr. Kaufman, identifies loan portfolios owned by third parties for possible acquisition by the Company. Anivan pays its own expenses and assumes all risks in connection with identification, preliminary review and the underwriting of these loan portfolios. The gains and losses generated from the subsequent sales of the loans and servicing income are shared by the Company with Anivan on an approximately equal basis. In connection with the purchase of a $26 million loan portfolio in 1997, the Company paid Anivan fees and compensation of approximately $200,000.

    Historically, the Company has borrowed funds from Mr. Kaufman. Borrowings outstanding from
Mr. Kaufman (and/or the Trust and the Kaufman Grantor Trust effective March 31,
1998) totaled $13.7 million at March 31, 1998, $28.8 million at December 31, 1997 and $25.4 million at December 31, 1996. Interest on virtually all of the Company's borrowings from Mr. Kaufman is at the prime interest rate plus 1%, or 9.5% at March 31, 1998. The borrowings from Mr. Kaufman are subordinate to the warehouse facility. The Company plans to repay the total balance of outstanding borrowings from Mr. Kaufman with the proceeds from this Offering. See "Use of Proceeds."

    ASF has entered into a loan agreement dated January 5, 1998 with President R.C.--St. Regis Management Company ("Regis") (the "Loan Agreement") pursuant to which the Company agreed to provide a line of credit in the amount of $14,800,000 to Regis. The general partner of Regis is Massena Management, LLC, of which Mr. Kaufman is President and sole member. Borrowings under the line of credit bear interest at 13.5% per annum, are secured by the accounts, equipment, inventory and intangibles of Regis, and are repayable on the earlier of (i) 60 months following the Opening Date of the Project (each is defined in the "Management Agreement," as defined in the Loan Agreement or (ii) upon an Event of Default (as defined in the Loan Agreement). As of May 31, 1998, no amount was outstanding under the Loan Agreement. This commitment is covered by Mr. Kaufman's indemnification. See "Prospectus Summary--Recent Developments."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have       shares of
Common Stock outstanding (      shares if the Underwriters' over-allotment
option is exercised in full). The       shares offered hereby (      shares if
the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act. An aggregate of 7,500,000 are held by "affiliates" of the Company within the meaning of the Securities Act and other former members of ANCM and are not covered by an effective registration statement, which shares will be subject to the resale limitations of Rule 144.

    In general, under Rule 144, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding
shares of Common Stock (approximately       shares after the completion of the
Offering), or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale, subject to certain requirements concerning availability of public information, manner of notice of sale.

    In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least a two-year holding period may resell such shares without compliance with the foregoing requirements.

    The Company, its executive officers and directors have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, pledge, grant of any option to purchase or other sale or disposition of) any shares of Common Stock or other capital stock of the company or any other securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or other capital stock of the Company, for a period of 180 days from the date of this Prospectus, without the prior written consent of Lehman Brothers, on behalf of the Underwriters. Lehman Brothers may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements. See "Underwriting."

    Under Rule 144, the stockholders of the Company prior to the Offering will not be able to sell any of their shares in the public market until one year after the closing of the Offering. The Company has agreed to register shares held by certain stockholders of the Company (approximately 1,125,000 shares) for resale twelve months after the Offering.

    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sale of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                  UNDERWRITING

    Under the terms of, and subject to the conditions contained in, the underwriting agreement relating to the offering of shares of Common Stock in the United States and Canada (the "Underwriting Agreement"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, between the Company and each of the underwriters named below (the "Underwriters"), for whom Lehman Brothers Inc. and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives (the "Representatives"), the Underwriters have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter below:

                                                                                                            NUMBER OF
UNDERWRITERS                                                                                                 SHARES
------------------------------------------------------------------------------------------------------  -----------------
Lehman Brothers Inc...................................................................................
Friedman, Billings, Ramsey & Co., Inc.................................................................

    The Company has been advised by the Representatives that the Underwriters propose to offer the shares to the public at the initial public offering price on the cover page of this Prospectus, and to certain dealers at such price less
a selling concession not in excess of $.      per share to certain other
Underwriters or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to certain conditions and that if any of the above shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement all the shares of Common Stock agreed to be purchased by either the Underwriters as the case may be, pursuant to the Underwriting Agreement must be so purchased.

    The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payment that the Underwriters may be required to make in respect thereof.

    The Company has granted to the Underwriters a 30-day option to purchase up
to an additional       shares of Common Stock on the same terms and conditions
as set forth above to cover over allotments, if any. To the extent that such option is exercised, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding tables.

    Pursuant to the terms of lock-up agreements, the holders of [    ] shares of
the Company's Common Stock have agreed, for a period of up to 180 days after the date of this Prospectus, that, subject to certain exceptions, they will not contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, owned directly by such holders or with respect to which they have the power of disposition, without the prior written consent of Lehman Brothers Inc., on behalf of the Representatives. Lehman Brothers Inc. may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Under Rule 144, the shares of Common Stock subject to lock-up agreements will not, in any event, be eligible for sale in the public market, until twelve months after the Offering.

    In addition, the Company and the directors and executive officers of the Company have agreed that until 180 days after the date of this Prospectus subject to certain exceptions, the Company will not, without prior written consent of Lehman Brothers Inc., on behalf of the Representatives, offer, sell contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the Company's sale of shares in this Offering, the issuance of shares of Common Stock upon the exercise of outstanding options and warrants and the grant of options to purchase shares of Common Stock under existing employee stock option or stock purchase plans. Furthermore, the Company has agreed not to file any
registration statements on Form S-8 to register the [    ] shares of Common
Stock reserved for issuance pursuant to its Stock Option Plans until at least 90 days after the date of this Prospectus. See "Management--Stock Options Plans" and "Shares Eligible for Future Sale."

    Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

    Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase shares of Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offering (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment options described herein.

    In general, purchase of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in this Offering.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain other matters will be passed on for the Company by Pryor Cashman Sherman & Flynn LLP, New York, New York as special counsel to the Company. Certain legal matters will also be passed on for the Company by Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., Mineola, New York. Richard A. Lippe, a member of such firm, is a director nominee of the Company and may be deemed to beneficially own certain shares of Common Stock. See "Security

Ownership of Certain Beneficial Owners and Management." Certain legal matters will be passed on for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, except Arbor National Commercial Mortgage, LLC and subsidiary as of December 31, 1996 and for the year ended December 31, 1996 and ten months ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Grant Thornton LLP, independent certified public accountants, whose report which expresses reliance upon the work of another auditor appears elsewhere herein. The financial statements of Arbor National Commercial Mortgage, LLC and subsidiary (combined with those of the Company and not presented separately herein) as of December 31, 1996 and for the year ended December 31, 1996 and ten months ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as stated in their report as appears elsewhere herein. Such financial statements of the Company are included herein in reliance upon the respective reports of such firms given upon the authority as such experts in accounting and auditing.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE
                                                                                                      -----------

Report of Independent Certified Public Accountants..................................................  F-2

Report of Independent Auditors......................................................................  F-3

Financial Statements:

  Combined Balance Sheets at December 31, 1997 and 1996, and at
    March 31, 1998 (Unaudited)......................................................................  F-4

  Combined Statements of Operations for the Years Ended December 31, 1997, 1996 and 1995 and for the
    Three Months Ended (Unaudited)
    March 31, 1998 and 1997.........................................................................  F-5

  Combined Statements of Equity for the Years Ended December 31, 1997, 1996 and 1995 and for the
    Three Months Ended March 31, 1998 (Unaudited)...................................................  F-6

  Combined Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and 1995 and for the
    Three Months Ended (Unaudited)
    March 31, 1998 and March 31, 1997...............................................................  F-7

Notes to Combined Financial Statements..............................................................  F-8

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

To the Members of
  ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC AND SUBSIDIARIES AND AFFILIATE

We have audited the accompanying combined balance sheet of Arbor National Commercial Mortgage, LLC and Subsidiaries and Affiliate as of December 31, 1997, and the related combined statements of operations, equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Arbor National Commercial Mortgage, LLC and Subsidiaries and Affiliate as of December 31, 1997, the combined results of their operations and their combined cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

We have audited the balance sheet of Arbor Secured Funding, Inc., a member of the combined group, as of December 31, 1996, and the related statements of operations, equity, and cash flows for the years ended December 31, 1996 and 1995. The contribution of Arbor Secured Funding, Inc. to combined total assets and net income represented 34 percent of combined total assets at December 31, 1996, and 35 percent and 44 percent of combined net income for the years ended December 31, 1996 and 1995, respectively. We have also audited the statements of operations, equity, and cash flows of Arbor National Commercial Mortgage Corporation, the other member of the combined group, for the two months ended February 28, 1995. The contribution of Arbor National Commercial Mortgage Corporation to net income represented 0 percent of combined net income for the year ended December 31, 1995. Separate financial statements of Arbor National Commercial Mortgage, LLC and Subsidiary, the other member of the combined group, as of December 31, 1996 and for the year ended December 31, 1996 and the ten months ended December 31, 1995, included in the December 31, 1996 combined balance sheet and combined statements of operations, equity, and cash flows for the years ended December 31, 1996 and 1995, were audited and reported on separately by other auditors.

We also have audited the combination of the accompanying combined balance sheet as of December 31, 1996 and the related combined statements of operations, equity, and cash flows for the years ended December 31, 1996 and 1995. In our opinion, such combined statements have been properly combined on the basis described in Note 1 of the notes to the combined financial statements.

/s/ Grant Thornton LLP
Grant Thornton LLP

New York, New York
May 28, 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Members
Arbor National Commercial Mortgage, LLC

We have audited the consolidated balance sheets of Arbor National Commercial Mortgage, LLC and subsidiary (the "Company") as of December 31, 1996 and the related consolidated statements of income, equity and cash flows for the year ended December 31, 1996 and the ten months ended December 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arbor National Commercial Mortgage, LLC at December 31, 1996 and the consolidated results of their operations and their cash flows for the year ended December 31, 1996 and the ten months ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 3 to the consolidated financial statements, in 1996 the Company changed its method of accounting for mortgage servicing rights.

Ernst & Young LLP

New York, New York
January 17, 1997

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                                              MARCH 31,                    December 31,
                                                     ----------------------------  -----------------------------
                                                       PRO FORMA
                                                         1998           1998            1997           1996
                                                     -------------  -------------  --------------  -------------

                                                             (UNAUDITED)
ASSETS
Cash and cash equivalents..........................  $   2,380,899  $   2,261,337  $    1,903,405  $     782,252
Restricted cash....................................      2,417,863      2,417,863       2,362,822      1,639,930
Loans held for sale, net...........................     11,826,971     11,826,971      46,482,348     45,729,204
Loans held for investment, net.....................     54,821,182     56,273,289      68,609,906     38,685,564
Other investments..................................      1,250,000      1,250,000         500,000      3,032,046
Investment in real estate held for sale............     11,248,703     11,248,703      10,790,930       --
Investment in real estate joint ventures...........      1,375,305      1,375,305       1,307,652       --
Capitalized mortgage servicing rights, net.........      5,457,721      5,457,721       5,031,854      2,534,529
Other receivables and deferred costs...............      2,228,789      1,713,197       2,675,081      1,989,803
Property and equipment, net........................        483,969        483,969         517,760        368,284
                                                     -------------  -------------  --------------  -------------
Total assets.......................................  $  93,491,402  $  94,308,355  $  140,181,758  $  94,761,612
                                                     -------------  -------------  --------------  -------------
                                                     -------------  -------------  --------------  -------------
LIABILITIES AND EQUITY
Notes payable and repurchase agreements............  $  44,879,927  $  44,879,927  $   81,392,653  $  50,484,303
Note payable--Class A member.......................     13,685,303     13,685,303      28,835,294     25,425,485
Accounts payable and accrued expenses..............      5,731,526      5,803,526       5,293,116      3,957,180
Allowance for possible losses under the DUS product
  line.............................................      1,652,005      1,652,005       1,474,635        686,500
Unearned revenue...................................      1,832,288      1,832,288         152,478        745,010
Distribution payable...............................      6,000,000       --              --             --
Deferred tax liability, net........................      2,207,000       --              --             --
                                                     -------------  -------------  --------------  -------------
Total liabilities..................................     75,988,049     67,853,049     117,148,176     81,298,478
                                                     -------------  -------------  --------------  -------------
Commitments and contingencies
Equity.............................................     17,503,353     26,455,306      23,033,582     13,463,134
                                                     -------------  -------------  --------------  -------------
Total liabilities and equity.......................  $  93,491,402  $  94,308,355  $  140,181,758  $  94,761,612
                                                     -------------  -------------  --------------  -------------
                                                     -------------  -------------  --------------  -------------

            See accompanying notes to combined financial statements.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS

                                                             FOR THE THREE
                                                         MONTHS ENDED MARCH 31,         For the years ended December 31,
                                                       --------------------------  ------------------------------------------
                                                           1998          1997          1997           1996           1995
                                                       ------------  ------------  -------------  -------------  ------------

                                                              (UNAUDITED)
Revenues:
  Interest earned....................................  $  2,529,979  $  1,672,747  $   9,641,121  $   6,783,312  $  3,725,904
  Fee-based services, including gain on sale of loans
    and real estate..................................     4,373,022     2,340,814     12,686,908      8,794,147     2,627,716
  Servicing revenue, net.............................       539,241       305,253      1,957,983      1,082,699       394,461
  Income from investment in real estate held for
    sale, net of operating expenses..................       540,334       --            --             --             --
                                                       ------------  ------------  -------------  -------------  ------------
Total revenues.......................................     7,982,576     4,318,814     24,286,012     16,660,158     6,748,081
                                                       ------------  ------------  -------------  -------------  ------------
Expenses:
  Interest expense...................................     1,944,208       925,038      6,242,616      4,048,947     2,188,687
  Employee compensation and benefits.................     1,231,366     1,053,338      4,920,495      3,893,873     1,876,897
  Selling and administrative.........................     1,137,522       827,068      3,493,022      3,499,691     1,560,834
  Provision for loan losses..........................       237,370       337,500        997,617        915,051       406,856
                                                       ------------  ------------  -------------  -------------  ------------
Total expenses.......................................     4,550,466     3,142,944     15,653,750     12,357,562     6,033,274
                                                       ------------  ------------  -------------  -------------  ------------
      Net income.....................................  $  3,432,110  $  1,175,870  $   8,632,262  $   4,302,596  $    714,807
                                                       ------------  ------------  -------------  -------------  ------------
                                                       ------------  ------------  -------------  -------------  ------------
Unaudited pro forma information:
  Pro forma income before income taxes...............  $  3,432,110  $  1,175,870  $   8,632,262  $   4,302,596  $    714,807
  Pro forma provision for income taxes...............     1,383,244       479,548      3,468,648      1,753,788       299,523
                                                       ------------  ------------  -------------  -------------  ------------
  Pro forma net income...............................  $  2,048,866  $    696,322  $   5,163,614  $   2,548,808  $    415,284
                                                       ------------  ------------  -------------  -------------  ------------
                                                       ------------  ------------  -------------  -------------  ------------

            See accompanying notes to combined financial statements.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE
                         COMBINED STATEMENTS OF EQUITY

                                                                            COMMON STOCK        ADDITIONAL     RETAINED
                                                                       ----------------------    PAID-IN       EARNINGS
                                                                        SHARES     PAR VALUE     CAPITAL      (DEFICIT)
                                                                       ---------  -----------  ------------  ------------
Balance--December 31, 1994...........................................     92,500   $     925   $  7,606,418  $   (639,612)
Net income...........................................................                                             714,807
Issuance of common stock.............................................        100       1,000
                                                                       ---------  -----------  ------------  ------------
Balance--December 31, 1995...........................................     92,600       1,925      7,606,418        75,195
Change in legal structure............................................    (92,500)       (925)    (7,606,418)      192,085
                                                                       ---------  -----------  ------------  ------------
Balance--January 1, 1996.............................................        100       1,000        --            267,280
Capital contributions................................................
Net income...........................................................                                           1,499,502
                                                                       ---------  -----------  ------------  ------------
Balance--December 31, 1996...........................................        100       1,000        --          1,766,782
Capital contributions................................................
Withdrawals and distributions........................................
Net income...........................................................                                           1,510,454
                                                                       ---------  -----------  ------------  ------------
Balance--December 31, 1997...........................................        100       1,000        --          3,277,236
CAPITAL CONTRIBUTIONS................................................
WITHDRAWALS AND DISTRIBUTIONS........................................
NET INCOME...........................................................                                           1,864,584
                                                                       ---------  -----------  ------------  ------------
BALANCE--MARCH 31, 1998..............................................        100   $   1,000   $    --       $  5,141,820
                                                                       ---------  -----------  ------------  ------------
                                                                       ---------  -----------  ------------  ------------

                                                                            MEMBERS' CAPITAL
                                                                       ---------------------------
                                                                          CLASS A       CLASS B         TOTAL
                                                                       -------------  ------------  -------------
Balance--December 31, 1994...........................................                               $   6,967,731
Net income...........................................................                                     714,807
Issuance of common stock.............................................                                       1,000
                                                                       -------------  ------------  -------------
Balance--December 31, 1995...........................................       --             --           7,683,538
Change in legal structure............................................  $   7,415,258                     --
                                                                       -------------  ------------  -------------
Balance--January 1, 1996.............................................      7,415,258                    7,683,538
Capital contributions................................................                 $  1,477,000      1,477,000
Net income...........................................................      2,332,029       471,065      4,302,596
                                                                       -------------  ------------  -------------
Balance--December 31, 1996...........................................      9,747,287     1,948,065     13,463,134
Capital contributions................................................      2,000,000       636,000      2,636,000
Withdrawals and distributions........................................       (963,499)     (734,315)    (1,697,814)
Net income...........................................................      5,974,848     1,146,960      8,632,262
                                                                       -------------  ------------  -------------
Balance--December 31, 1997...........................................     16,758,636     2,996,710     23,033,582
CAPITAL CONTRIBUTIONS................................................                      --            --
WITHDRAWALS AND DISTRIBUTIONS........................................                      (10,386)       (10,386)
NET INCOME...........................................................                    1,567,526      3,432,110
                                                                       -------------  ------------  -------------
BALANCE--MARCH 31, 1998..............................................  $  16,758,636  $  4,553,850  $  26,455,306
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

            See accompanying notes to combined financial statements.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 FOR THE THREE
                                                             MONTHS ENDED MARCH 31,     For the years ended December 31,
                                                            ------------------------  -------------------------------------
                                                               1998         1997         1997         1996         1995
                                                            -----------  -----------  -----------  -----------  -----------

                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net income..............................................  $ 3,432,110  $ 1,175,870  $ 8,632,262  $ 4,302,596  $   714,807
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization.........................      156,809       19,500       93,230       63,256       41,550
    Amortization of capitalized mortgage servicing
      rights..............................................      162,358       95,741      584,420      237,273       43,893
    Capitalization of mortgage servicing rights...........     (588,225)  (1,056,170)  (3,148,981)  (2,958,029)     --
    Write-off of capitalized mortgage servicing rights
      from servicing sales................................      --           --            67,236      312,454      --
    Provision for loan losses.............................      237,370      337,500      997,617      915,051      406,856
    Deferred income taxes.................................      --           --           --           --           (24,000)
    Changes in operating assets and liabilities:
      Loans held for sale, net............................   34,655,377   17,294,239     (753,144) (10,379,314) (28,678,342)
      Loans held for investment, net......................   12,276,617     (447,008) (30,133,824)  (2,883,676) (31,630,568)
      Other receivables and deferred costs................      961,884      (86,754)    (685,278)     411,908      126,105
      Accounts payable and accrued expenses...............      510,410     (257,323)   1,335,936      629,581    2,600,213
      Unearned revenue....................................    1,679,810       78,150     (592,532)     224,190      520,820
                                                            -----------  -----------  -----------  -----------  -----------
  Net cash provided by (used in) operating activities.....   53,484,520   17,153,745  (23,603,058)  (9,124,710) (55,878,666)
                                                            -----------  -----------  -----------  -----------  -----------
INVESTING ACTIVITIES:
  Other investments.......................................     (750,000)    (181,954)   2,532,046     (911,458)  (2,120,588)
  Investment in real estate held for sale, net............     (457,773)     --       (10,790,930)     --           --
  Investment in real estate joint ventures, net...........      (67,653)     --        (1,307,652)     --           --
  Additions to property and equipment.....................     (123,018)     (35,134)    (242,706)    (158,618)     (69,362)
  Increase in restricted cash.............................      (55,041)    (313,941)    (722,892)  (1,639,930)     --
                                                            -----------  -----------  -----------  -----------  -----------
      Net cash used in investing activities...............   (1,453,485)    (531,029) (10,532,134)  (2,710,006)  (2,189,950)
                                                            -----------  -----------  -----------  -----------  -----------
FINANCING ACTIVITIES:
  Increase (decrease) in notes payable and repurchase
    agreements, net.......................................  (36,512,726) (18,600,457)  30,908,350   15,064,634   28,848,570
  Increase (decrease) in note payable --Class A member....  (15,149,991)   2,800,584    3,409,809   (7,549,613)  32,171,029
  Capital contributions by members........................      --           240,000    2,636,000    1,477,000      --
  Withdrawals and distributions of members' capital.......      (10,386)  (1,697,814)  (1,697,814)     --           --
  Issuance of common stock................................      --           --           --           --             1,000
                                                            -----------  -----------  -----------  -----------  -----------
    Net cash (used in) provided by financing activities...  (51,673,103) (17,257,687)  35,256,345    8,992,021   61,020,599
                                                            -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash...........................      357,932     (634,971)   1,121,153   (2,842,695)   2,951,983
Cash at beginning of period...............................    1,903,405      782,252      782,252    3,624,947      672,964
                                                            -----------  -----------  -----------  -----------  -----------
Cash at end of period.....................................  $ 2,261,337  $   147,281  $ 1,903,405  $   782,252  $ 3,624,947
                                                            -----------  -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
      Interest............................................  $ 1,450,623  $   545,411  $ 4,323,327  $ 2,333,418  $ 1,263,465
                                                            -----------  -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------  -----------
      Income taxes........................................  $    57,666  $    56,794  $    72,415  $    69,834  $     3,854
                                                            -----------  -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------  -----------

            See accompanying notes to combined financial statements.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REORGANIZATION

Arbor National Holdings, Inc. ("ANHI"), a New York corporation, was organized in June 1998 to own 100% of Arbor National Commercial Mortgage, LLC ("Arbor"). Arbor is a fully integrated real estate financial services company which funds, on a negotiated basis, high-yielding lending and investment opportunities in commercial real estate through mezzanine loans, bridge loans, note acquisitions and other customized financing structures. It also derives substantial revenue from the origination for sale and servicing of government-sponsored and conduit mortgage loans for multifamily and other types of commercial properties.

Upon the effective date of the offering, all members of Arbor, pursuant to the terms of the Exchange Agreement, will contribute their ownership interest in the Company to ANHI in exchange for 7,500,000 shares of Common Stock (the "Exchange") of ANHI, which will constitute all of the shares of Common Stock outstanding prior to this Offering.

ORGANIZATION

Effective April 1, 1998, Arbor Secured Funding Inc. ("ASF") distributed a dividend of certain assets which were not consistent with the intended business of the Company to Ivan Kaufman, its sole stockholder, and immediately thereafter, the outstanding common stock of ASF was sold to the Ivan and Lisa Kaufman Family Trust. Immediately thereafter, the Ivan and Lisa Kaufman Family Trust contributed the stock of ASF, with a book value of approximately $3.7 million, which approximates fair value, to Arbor in exchange for ownership interest in Arbor. Arbor and ASF are collectively referred to as the "Company" or "Companies" prior to the reorganization.

Arbor, a New York limited liability company, is the successor to Arbor National Commercial Mortgage Corporation (the "Corporation"). Effective January 1, 1996, the Corporation liquidated and distributed its assets to its stockholder. Immediately thereafter, the stockholder contributed these assets and liabilities to Arbor. This change in legal structure resulted in no change to the carrying value of assets and liabilities.

In October 1995, the Company was approved by the Federal National Mortgage Association ("FNMA") as a Delegated Underwriting and Servicing ("DUS") lender. Under the FNMA DUS program, the Company originates, underwrites, sells and services mortgage loans on multifamily properties. The Company assumes responsibility for a portion of any loss that may result from borrower defaults, based on FNMA loss sharing formulas. Generally, the Company is responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to an overall maximum of 20% of the original principal balance. FNMA bears any remaining loss.

Under the terms of the Master Loss Sharing Agreement between FNMA and the Company, the Company is responsible for funding 100% of mortgagor delinquency (principal and interest) and servicing advances (taxes, insurance and foreclosure costs) until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, the Company may request interim loss sharing adjustments which allow the Company to fund 25% of such advances until final settlement under the Master Loss Sharing Agreement.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The Company's loan origination business also includes originating mortgages for sale into conduit programs and originating mezzanine, bridge loans, and note acquisitions for its own investment. Mortgages originated under conduit programs are sold to nationally recognized broker/dealers and are subsequently securitized. The Company usually retains the right to service these mortgages for a fee.

The Company also buys or enters into joint ventures to buy real estate properties which it holds for sale or for its own investment.

PRINCIPLES OF COMBINATION

Voting control of Arbor and ASF is vested principally in the same shareholder and the Companies are under common management. Because of these relationships, the financial statements of the Companies have been prepared as if they were a single entity. Arbor includes certain subsidiaries. All significant transactions either between Arbor, its subsidiaries or the combined Companies have been eliminated in combination.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

RECLASSIFICATION

Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and in banks and short-term investments with maturities of three months or less at purchase.

RESTRICTED CASH

Restricted cash is composed of cash and cash equivalents which are being maintained as collateral for possible losses resulting from loans originated under the FNMA DUS program in accordance with the terms of the Master Loss Sharing Agreement between FNMA and the Company. For cash flow purposes, restricted cash is not considered a cash equivalent.

LOANS HELD FOR SALE

Loans held for sale are collateralized multifamily real estate loans and are reported at the lower of cost or market, on an aggregate basis.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) LOANS HELD FOR INVESTMENT

Loans held for investment are typically collateralized by multifamily and residential real estate which the Company intends to hold to maturity. These loans are carried at cost.

INVESTMENT IN REAL ESTATE HELD FOR SALE

Investment in real estate held for sale represents multifamily real estate properties which the Company intends to sell.

PROPERTY AND EQUIPMENT

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the remaining lease period.

REVENUE RECOGNITION

Fee-based services include commitment fees, broker fees, loan origination fees and gain on sale of loans and real estate. Revenue recognition occurs when the related services are performed, unless significant contingencies exist, and for the sale of loans, when all the incidence of ownership passes to the buyer.

The Company also buys and sells notes and real estate properties. Revenue recognition from the sale, which is included in fee-based services, occurs when all the incidence of ownership passes to the buyer. In some circumstances, the Company elects to retain an interest in the property. When this occurs, the investment in real estate is recorded at the Company's original cost and revenue is recognized on the percentage of the property sold.

INTEREST EARNED

Included in interest earned is income generated from an investment in a limited partnership. The underlying assets invested in this limited partnership were mortgage derivatives and principally generate interest income. For the years ended December 31, 1997, 1996 and 1995, income earned from the investment in this limited partnership was approximately $700,000, $900,000 and $120,000, respectively. Income from this limited partnership for the three months ended March 31, 1998 and March 31, 1997, was $0 and $182,000, respectively. The Company sold its limited partnership interest in December 1997.

CAPITALIZED MORTGAGE SERVICING RIGHTS

On January 1, 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 125 supersedes but generally retains the requirements of SFAS No. 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, which the Company adopted on January 1, 1996. Both statements require that an entity recognize, as separate assets, rights to service mortgage loans for others irrespective of how those servicing rights are

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) acquired, whether purchased or originated, by allocating the total cost of the loans between the loans and the servicing rights thereto based on their relative fair values. In addition, SFAS No. 125 eliminates the distinction between normal and excess servicing to the extent the servicing fee does not exceed that specified in the contract. The adoption of SFAS No. 125 did not have a material impact on the Company's financial position or results of operations for the three months ended March 31, 1998 and for the year ended December 31, 1997.

SFAS No. 125 requires that Capitalized Mortgage Servicing Rights ("MSRs") be assessed for impairment based on the fair value of those rights. Fair values are estimated considering market prices for similar MSRs, when available, and by the estimated discounted future net cash flows of the capitalized MSRs. For purposes of impairment evaluation and measurement, the MSRs are stratified based on predominant risk characteristics of the underlying loans, which the Company has identified as loan type, geographic location and note rate. To the extent that the carrying value of the MSRs exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted in the future as the values of MSRs increase or decrease. The cost of MSRs is amortized over the period of estimated net servicing income.

FINANCIAL INSTRUMENTS

The Company uses financial instruments having off-balance sheet risk in the normal course of business in order to reduce the Company's exposure to fluctuations in interest rates and market prices. Included in Note 9 are disclosures relating to financial instruments having off-balance sheet risk. These disclosures indicate the magnitude of the Company's involvement in such activities and reflect the instruments at their face, contract or notional amounts which do not necessarily represent the credit risk of such instruments. In connection with the Company's hedging and loan sale programs, the Company has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. None of the forward payment obligations of any of the Company's counterparties is secured or subject to margin requirements.

The Company enters into options on forward delivery contracts and mortgage-backed securities (collectively referred to as hedging contracts) for the purpose of minimizing its exposure to movements of interest rates on rate-locked loan commitments and loans held for sale. Option premiums are deferred when paid and recognized as an adjustment to gains or losses on sales of loans over the lives of the options on a straight-line basis.

INCOME TAXES

Arbor is a limited liability company ("LLC") as of January 1, 1996 (which is taxed as a partnership), and accordingly, the taxable income or loss of Arbor is includable in the Federal and state income tax returns of Arbor's individual members. Arbor will incur state income taxes in those states where it is not recognized as an LLC. Prior to becoming an LLC, Arbor was an S corporation from March 1, 1995 to December 31, 1995. Prior to March 1, 1995, Arbor was a C corporation.

ASF was an S corporation as of October 1, 1995. As a result, ASF income is taxed directly to its shareholder. Prior to October 1, 1995, ASF was a C corporation.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Simultaneous with the Exchange, Arbor will no longer be recognized as an LLC for tax purposes and simultaneous with the ASF contribution, ASF will cease to be treated as an S corporation.

INTERIM PERIOD INFORMATION

The unaudited combined financial statements as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and the instruction to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation of the results for the interim period have been included.

2. LOANS HELD FOR SALE

Loans held for sale consist of:

                                                                         December 31,
                                                    MARCH 31,    ----------------------------
                                                      1998           1997           1996
                                                  -------------  -------------  -------------
Principal.......................................  $  12,004,566  $  46,834,819  $  46,171,004
Unearned discount, net..........................       (177,595)      (352,471)      (441,800)
                                                  -------------  -------------  -------------
Loans held for sale, net........................  $  11,826,971  $  46,482,348  $  45,729,204
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

3. CAPITALIZED MORTGAGE SERVICING RIGHTS

SFAS No. 125 requires that Capitalized MSRs be assessed for impairment based on the fair value of those rights. Fair values are estimated considering market prices for similar MSRs, when available, and by estimating the discounted future net cash flows of the capitalized MSRs.

The estimated fair value of the Capitalized MSRs as of March 31, 1998, December 31, 1997 and December 31, 1996 was approximately $6.2 million, $5.8 million and $3.0 million, respectively, which was in excess of book value and did not require a valuation allowance to be established.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

3. CAPITALIZED MORTGAGE SERVICING RIGHTS (CONTINUED)
Capitalized MSRs and the related valuation allowance activity as of March 31, 1998 and December 31, 1997 and 1996 were as follows:

                                                                                               December 31,
                                                                           MARCH 31,    --------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Balance at beginning of period..........................................  $  5,031,854  $  2,534,529  $    126,227
Additions...............................................................       588,225     3,148,981     2,958,029
Amortization............................................................      (162,358)     (584,420)     (237,273)
Servicing sale..........................................................       --            (67,236)     (312,454)
                                                                          ------------  ------------  ------------
Balance at end of period................................................     5,457,721     5,031,854     2,534,529

Valuation allowance

Balance at beginning of period..........................................       --            --            --
Additions...............................................................       --            --            --
Reductions..............................................................       --            --            --
                                                                          ------------  ------------  ------------
Balance at end of period................................................       --            --            --
                                                                          ------------  ------------  ------------
Capitalized mortgage servicing rights, net..............................  $  5,457,721  $  5,031,854  $  2,534,529
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

4. PROPERTY AND EQUIPMENT

Property and equipment consist of :

                                                                                               December 31,
                                                                           MARCH 31,    --------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
Furniture and equipment.................................................  $    885,961  $    762,943  $    520,598
Leasehold improvements..................................................        13,280        13,280        13,280
                                                                          ------------  ------------  ------------
                                                                               899,241       776,223       533,878
Accumulated depreciation and amortization...............................      (415,272)     (258,463)     (165,594)
                                                                          ------------  ------------  ------------
Property and equipment, net.............................................  $    483,969  $    517,760  $    368,284
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

5. MORTGAGE SERVICING

At March 31, 1998, December 31, 1997 and 1996, the Company was servicing, for a fee, commercial loans of approximately $536 million, $530 million and $386 million, respectively. Cash held in escrow by the Company for certain of these loans at March 31, 1998, December 31, 1997 and 1996, was approximately $14.9 million, $15.3 million and $11.7 million, respectively. These cash balances and related escrow liabilities are not reflected in the accompanying balance sheets. These escrows are maintained in separate accounts at two federally insured depository institutions. At March 31, 1998, December 31, 1997 and 1996, the Company's servicing portfolio included FNMA DUS loans of approximately $327 million, $292 million and $136 million, respectively. Properties securing the loans in the Company's servicing portfolio at

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

5. MORTGAGE SERVICING (CONTINUED)
March 31, 1998 are located throughout the United States with approximately 22% in Texas and 18% in Colorado.

6. NOTES PAYABLE AND REPURCHASE AGREEMENTS

The Company utilizes a warehouse line of credit and repurchase agreements in conjunction with the origination and sale of loans. Borrowings underlying these arrangements are secured by the Company's loans held for sale and held for investment.

                                                                                          December 31,
                                                                     MARCH 31,    ----------------------------
                                                                       1998           1997           1996
                                                                   -------------  -------------  -------------
Warehouse line of credit, commercial banks, $90 million committed line, expiration November 1998, interest is variable based on the Federal funds rate, the weighted average note rate was
  7.18%, 7.51% and 7.33%, respectively.                            $  26,926,482  $  36,306,212  $  26,760,000
Repurchase agreement, financial institution, $40 million
  committed line, expiration March 1997, interest is variable
  based on LIBOR, the weighted average note rate was 6.31%.                                         12,600,000
Repurchase agreement, financial institution, uncommitted line, interest is variable based on LIBOR, the weighted average note
  rate was 6.13%, 5.56% and 5.42%, respectively.                       7,500,544     27,375,420      6,042,733
Repurchase agreement, financial institution, uncommitted line, interest is variable based on the Federal funds rate, the
  weighted average note rate was 7.43%, 7.63% and 7.40%,
  respectively.                                                        8,900,000     16,650,000      5,000,000
Other borrowings, interest is variable based on LIBOR, the
  weighted average note rate was 5.59%, 5.18% and 5.95%,
  respectively.                                                        1,552,901      1,061,021         81,570
                                                                   -------------  -------------  -------------
Notes payable and repurchase agreements                            $  44,879,927  $  81,392,653  $  50,484,303
                                                                   -------------  -------------  -------------
                                                                   -------------  -------------  -------------

The warehouse facility contains various financial covenants and restrictions, including minimum net worth, debt-to-equity ratio and a minimum servicing portfolio.

7. NOTE PAYABLE--CLASS A MEMBER

Note payable--Class A member is an unsecured demand note with interest predominantly at 9.5% and is subordinated to the warehouse facility. The Company periodically borrows from the Class A member for working capital and investment purposes. Total interest expense incurred by the Company and paid to the Class A member was approximately $531,000 and $423,000 for the three months ended March 31, 1998 and 1997, respectively, and $2,379,000, $334,000 and $994,000, respectively, for the years ended December 31, 1997, 1996 and 1995.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

8. MEMBERS' CAPITAL

The Class A member has full voting rights and effective control of the Company and has the power to direct the Company's management and policies. The Class B members consist primarily of employees of the Company who do not have voting rights except in certain limited instances.

9. COMMITMENTS AND CONTINGENCIES

Minimum annual operating lease payments under leases with a term in excess of one year in effect as of December 31, 1997 are as follows:

        1998......................................  $ 334,947
        1999......................................    207,474
        2000......................................    162,180
        2001......................................     80,753
                                                    ---------
                                                    $ 785,354
                                                    ---------
                                                    ---------

Total rent expense for the three months ended March 31, 1998 and 1997 was $75,000 and $51,000, respectively, and for the years ended December 31, 1997, 1996 and 1995 was $243,000, $224,000 and $103,000, respectively.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company enters into financial instruments with off-balance sheet risk in the normal course of business through the origination and sale of mortgage loans and the management of potential loss exposure caused by fluctuations of interest rates. Financial instruments with off-balance sheet risk include commitments to extend credit, forward commitments, firm takeouts, and put options. These instruments involve, to varying degrees, elements of credit and interest rate risk. Credit risk is managed by the Company by entering into agreements only with Wall Street investment bankers having primary dealer status and with permanent investors meeting the standards of the Company. At any time, the risk to the Company, in the event of default by the purchaser, is the difference between the contract price and current market prices.

At March 31, 1998, December 31, 1997 and 1996, the Company had $19.3 million, $38.9 million and $42.9 million, respectively, in notional amounts of mandatory forward commitments, and firm takeouts outstanding. Unrealized gains and losses on these instruments are included in the lower of cost or market valuation of loans held for sale.

Until a locked interest rate commitment is extended by the Company to a borrower, there is no market risk to the Company. Total commitments outstanding to borrowers totaled approximately $98.5 million as of March 31, 1998, $5.4 million of which had locked interest rates. As of March 31, 1998, the Company also had outstanding a backup commitment to purchase real estate of $87.5 million and a commitment to lend up to $14.8 million to an entity owned by the Class A member.

LITIGATION

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management's opinion, will not have a material adverse effect on the financial position or the results of operations of the Company.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
CONCENTRATION OF BORROWER RISK

The Company is subject to concentration risk in that, as of March 31, 1998, December 31, 1997 and 1996, the unpaid principal balance relating to 3, 8, and 10 loans represented approximately 46.9%, 41.9%, and 63.1% of total loans held for investment, respectively. As of March 31, 1998, December 31, 1997 and 1996 the above amounts are with two unrelated borrowers. The total number of loans held for investment by the Company were 38, 41, and 34 as of March 31, 1998, December 31, 1997 and 1996, respectively.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table summarizes the carrying values and the estimated fair values of financial instruments, as of March 31, 1998, December 31, 1997 and 1996, in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. Fair value estimates are dependent upon subjective assumptions and involve significant uncertainties resulting in variability in estimates with changes in assumptions.

                                             MARCH 31, 1998        December 31, 1997       December 31, 1996
                                         ----------------------  ----------------------  ----------------------
                                          CARRYING   ESTIMATED    Carrying   Estimated    Carrying   Estimated
                                           VALUE     FAIR VALUE    value     fair value    value     fair value
                                         ----------  ----------  ----------  ----------  ----------  ----------
Financial assets:
  Cash and cash equivalents............  $2,261,337  $2,261,337  $1,903,405  $1,903,405  $  782,252  $  782,252
  Restricted cash......................   2,417,863   2,417,863   2,362,822   2,362,822   1,639,930   1,639,930
  Loans held for sale, net.............  11,826,971  12,118,514  46,482,348  47,356,788  45,729,204  46,426,406
  Loans held for investment, net.......  56,273,289  56,273,289  68,609,906  68,609,906  38,685,564  38,685,564
  Other investments....................   1,250,000   1,250,000     500,000     500,000   3,032,046   3,032,046
  Capitalized mortgage servicing
    rights, net........................   5,457,721   6,176,160   5,031,854   5,769,562   2,534,529   2,971,986
  Off-balance sheet instruments used
    for hedging purposes...............     (91,726)    (74,364)     --        (120,000)     --         (10,163)
Financial liabilities:
  Notes payable and repurchase
    agreements.........................  44,879,927  44,879,927  81,392,653  81,392,653  50,484,303  50,484,303
  Note payable -- Class A member.......  13,685,303  13,685,303  28,835,294  28,835,294  25,425,485  25,425,485

The following methods and assumptions were used by the Company in estimating the fair value of each class of financial instruments:

       CASH AND CASH EQUIVALENTS: Fair value approximates the carrying value reported in the balance sheets.

       RESTRICTED CASH: Fair value approximates the carrying value reported in the balance sheets.

       LOANS HELD FOR SALE, NET: Fair values of loans held for sale are based on a pricing model using current market assumptions.

       LOANS HELD FOR INVESTMENT, NET: Fair values of variable-rate loans with no significant change in credit risk are based on carrying values. Fair values of other loans are estimated using discounted cash flow methodology, using discount rates, which, in the opinion of management, best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality.

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

10. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
       OTHER INVESTMENTS: Fair value approximates the carrying value reported in the balance sheets.

       CAPITALIZED MORTGAGE SERVICING RIGHTS, NET: Fair values of capitalized mortgage servicing rights are estimated using a discounted future net cash flow methodology.

       OFF-BALANCE SHEET INSTRUMENTS USED FOR HEDGING PURPOSES: Fair values of the off-balance sheet instruments (put options, and forward commitments) are based on pricing models using current market assumptions.

       NOTES PAYABLE AND REPURCHASE AGREEMENTS: Fair value of variable-rate notes payable and repurchase agreements approximates the carrying values reported in the balance sheets.

       NOTE PAYABLE--CLASS A MEMBER: Fair value approximates the carrying value reported in the balance sheets.

11. RELATED-PARTY TRANSACTIONS

At March 31, 1998, December 31, 1997 and 1996, the Company serviced loans owned by the Class A member and certain family members totaling approximately $1.4 million, $1.4 million and $1.6 million, respectively.

For the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995, the Company participated in several shared functions, including office space, financial management, marketing, information systems and human resources with other companies owned by the Class A member. The Company paid management fees of $255,000 and $126,000 for the three months ended March 31, 1998 and 1997, respectively, and $504,000, $300,000, and $0, respectively, for the years ended December 31, 1997, 1996 and 1995.

Anivan, Inc. ("Anivan"), which is owned by a party related to the Class A member, identifies loan portfolios owned by third parties for possible acquisition by the Company. Anivan pays its own expenses and assumes all risks in connection with identification, preliminary review and the underwriting of these loan portfolios. The gains and losses generated from the subsequent sales of these loans and servicing income are shared with Anivan on an approximately equal basis. During the three months ended March 31, 1998 and 1997, the Company purchased loan portfolios of $0 and $22,680, respectively, and for the years ended December 31, 1997, 1996 and 1995, loan portfolios of $26 million, $10 million and $17 million, respectively. The Company paid Anivan fees and compensation of $14,000 and $17,000 for the three months ended March 31, 1998 and 1997, and $200,000, $220,000 and $240,000, respectively, for the years ended December 31, 1997, 1996 and 1995.

12. EMPLOYEE BENEFITS

The Company maintains a 401(k) profit sharing plan (the "401(k) Plan") which was created effective January 1, 1995 for all employees who have completed six months of continuous service. The Company matches 25% of the first 6% of each employee's contribution. The Company has the option to increase the employer match based on Company operating results. The Company's 401(k) Plan expense was

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1997, 1996 AND 1995
                   AND FOR THE THREE MONTHS ENDED (UNAUDITED)
                            MARCH 31, 1998 AND 1997

12. EMPLOYEE BENEFITS (CONTINUED)
approximately $9,000 and $9,000, respectively, for the three months ended March 31, 1998 and 1997, and $59,000, $45,000 and $12,000, respectively, for the years ended December 31, 1997, 1996 and 1995.

13. NET WORTH

Due to the nature of the Company's mortgage banking activities, the Company is subject to supervision by certain regulatory agencies. Among other things, these agencies require the Company to meet certain minimum net worth requirements as defined. The Company's adjusted net worth at March 31, 1998, December 31, 1997 and 1996 exceeded these requirements.

14. SUBSEQUENT EVENTS

In June 1998, the Company entered into a 50/50 joint venture with a Wall Street investment banking firm pursuant to which each of the joint venture partners agreed to contribute up to $25 million in equity to the joint venture. In addition, the Wall Street firm agreed to provide $200 million of financing to fund customized financing activities, including $75 million for mezzanine loans to the joint venture in the form of a repurchase agreement. The interest rate charge for the financing is LIBOR plus 2%. The repurchase agreement expires in June 2000. The Company believes that this joint venture will greatly enhance the Company's ability to increase its customized financing activities in the future.

15. UNAUDITED PRO FORMA INFORMATION

INCOME TAXES

Pro forma adjustments for income taxes represent the difference between historical income taxes and the income taxes that would have been reported had the Company filed income tax returns as a taxable C corporation for each of the periods presented using a pro forma income tax rate of 40%. As a result of the Company's election to terminate its LLC and S corporation status, the Company is required to record a deferred tax liability for the tax effect of temporary differences between financial reporting and tax reporting. The net deferred tax liability recorded at March 31, 1998 was $2,207,000. The principal components of the Company's net deferred tax liability consists of capitalized mortgage servicing rights, deferred gain on sale of an investment and the allowance for loan losses.

PRO FORMA COMBINED BALANCE SHEET

The accompanying unaudited pro forma combined balance sheet at March 31, 1998 gives effect to (i) the distribution of $1,462,000 of ASF assets to Ivan Kaufman, the sole stockholder on April 1, 1998, (ii) the net contribution of $717,062 in capital by members on April 1, 1998, which includes a distribution of capital to a former employee of $152,938, and (iii) the establishment of a $6,000,000 distribution payable for previously undistributed earnings which is intended to be distributed. The pro forma balance sheet at March 31, 1998 does not reflect the sale of shares in the initial public offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY TO ANY PERSON IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     2
Prospectus Summary........................................................     3
Risk Factors..............................................................    10
Use of Proceeds...........................................................    15
Capitalization............................................................    16
Dividend Policy...........................................................    17
Dilution..................................................................    17
Selected Financial Data...................................................    18
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    20
Business..................................................................    28
Management................................................................    40
Security Ownership of Certain Beneficial/ Owners and Management...........    44
Description of Securities.................................................    46
Certain Relationships and Related Transactions............................    47
Shares Eligible for Future Sale...........................................    48
Underwriting..............................................................    49
Legal Matters.............................................................    50
Experts...................................................................    51
Index to Financial Statements.............................................   F-1


                                         SHARES

                                     [LOGO]

                            NATIONAL HOLDINGS, INC.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS

                                 JUNE   , 1998
                             ----------------------

                                LEHMAN BROTHERS

                              FRIEDMAN, BILLINGS,
                               RAMSEY & CO., INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated amount of various expenses in connection with the issuance and distribution of the securities being registered, other than underwriting commissions and discounts:

SEC registration fee..............................................................  $  16,927
NASD filing fee...................................................................      5,750
Nasdaq Listing Application Fee....................................................     52,500
Transfer agent's fee and expenses *...............................................     15,000
Accounting/Tax fees and expenses *................................................    125,000
Legal fees and expenses *.........................................................    350,000
"Blue Sky" fees and expenses (including legal fees) *.............................     75,000
Costs of printing and engraving *.................................................     75,000
Miscellaneous *...................................................................     97,823
                                                                                    ---------
    Total *.......................................................................  $ 813,000
                                                                                    ---------
                                                                                    ---------

------------------------

*   Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under provisions of the Certificate of Incorporation and the By-Laws of the Company, each person who is or was a director or officer of the Company may be indemnified by the Company to the full extent permitted or authorized by the Business Corporation Law of New York.

    Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Company, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

    If unsuccessful in defense of a third-party civil suit or if a criminal suit is settled, such a person may be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

    If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person may be indemnified under such law against costs of settlement and expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit for negligence or misconduct in the performance of his duty to the Company, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to indemnity for such costs of settlement and expenses.

    [Upon the effectiveness of this Registration Statement] The Company and its officers and directors will be covered by officers' and directors' liability
insurance. The policy coverage is $[       ], which includes reimbursement for
costs and fees. There is a maximum deductible under the policy of $[       ] for
each claim.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    In January 1996, April 1997 and April 1998, ANCM issued membership interests to 13, 10 and 14 purchasers thereof, respectively. The aggregate consideration received in each transaction was $8,500,000, $2,500,000 and $4,600,000 , respectively. These securities were issued in reliance on Section 4(2) of the Securities Act.

    As of June       , 1998, all of the members of ANCM have entered into the
Exchange Agreement, pursuant to which, effective on the closing of the Offering, all of the previously outstanding membership interests in ANCM will be exchanged for 7,500,000 shares of Common Stock. The Common Stock will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2).

    ANCM may have failed to comply with certain requirements of Section 4(2) of the Securities Act in connection with its sales of membership interests. In connection with the execution of the Exchange Agreement, each member of ANCM was given the opportunity to rescind the purchase of such member's membership interest and have such member's capital contribution returned.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.*

       3.1   Certificate of Incorporation of the Company.**

       3.2   By-laws of the Company.

       4.1   Specimen Common Stock Certificate.*

       5.1   Opinion of Pryor Cashman Sherman & Flynn LLP*

      10.1   Form of 1998 Stock Incentive Plan

      10.2   Form of 1998 Stock Incentive Plan for Non-Employee Directors.

      10.3   Exchange Agreement.

      10.4   Employment Agreement between the Company and Ivan Kaufman, dated as of June 30, 1998.

      10.5   Employment Agreement between the Company and Joseph Martello, dated as of June 30, 1998.

      10.6   Employment Agreement between the Company and Walter K. Horn, dated as of June 30, 1998.

      10.7   Employment Agreement between the Company and Elliot Silverman, dated as of June 30, 1998.

      10.8   Office Lease Agreement dated August 31, 1993 between Arbor National Mortgage, Inc. and HMCC Associates.*

      10.9   Sublease Agreement dated August 1, 1995 between Bank of America Mortgage and Arbor National Commercial
             Mortgage, LLC.*

      10.10  Ivan Kaufman Indemnification

      11     Computation of Earnings per share and Fully Diluted Earnings per Common Share.*

      21     Subsidiaries of the Company.

      23.1   Consent of Grant Thornton LLP.**

      23.2   Consent of Ernst & Young LLP.**

      23.3   Consent of Pryor Cashman Sherman & Flynn LLP (included in Exhibit 5.1).*

      27.1   Financial Data Schedule.


------------------------

*   To be filed by amendment.


**  Previously filed.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Uniondale, state of New York on July 7, 1998.


                                ARBOR NATIONAL HOLDINGS, INC.

                                By:               /s/ IVAN KAUFMAN
                                     -----------------------------------------
                                                    Ivan Kaufman
                                      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                       OFFICER (PRINCIPAL EXECUTIVE OFFICER)

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 to be signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman, President, Chief
       /s/ IVAN KAUFMAN           Executive Officer and
------------------------------    Director (Principal          July 7, 1998
         Ivan Kaufman             Executive Officer)

                                Senior Vice President and
                                  Chief Financial Officer
     /s/ JOSEPH MARTELLO          and Director Nominee
------------------------------    (Principal Financial and     July 7, 1998
       Joseph Martello            Principal Accounting
                                  Officer)

                        REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

To the Members of
  ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC AND SUBSIDIARIES AND AFFILIATE

In connection with our audit of the combined financial statements of Arbor National Commercial Mortgage, LLC and Subsidiaries and Affiliate referred to in our report dated May 28, 1998, which is included in the Prospectus constituting
Part I of this Registration Statement, we have also audited Schedule II for each of the three years in the period ended December 31, 1997. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

Grant Thornton LLP

New York, New York
May 28, 1998

                    ARBOR NATIONAL COMMERCIAL MORTGAGE, LLC
                         AND SUBSIDIARIES AND AFFILIATE

                   SCHEDULE II--VALUATION ALLOWANCE ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                               COLUMN B     COLUMN C                    COLUMN E
                                                             ------------  -----------    COLUMN D    ------------
                         COLUMN A                             BALANCE AT   CHARGED TO   ------------   BALANCE AT
-----------------------------------------------------------   BEGINNING     COSTS AND   DEDUCTIONS--     END OF
                        DESCRIPTION                            OF YEAR      EXPENSES     WRITE-OFFS       YEAR
-----------------------------------------------------------  ------------  -----------  ------------  ------------
1997
  Loans held for investment................................  $    468,551   $ 209,482    $   --       $    678,033
  Allowance for possible losses under the DUS product
    line...................................................       686,500     788,135        --          1,474,635
                                                             ------------  -----------  ------------  ------------
                                                             $  1,155,051   $ 997,617    $   --       $  2,152,668
                                                             ------------  -----------  ------------  ------------
                                                             ------------  -----------  ------------  ------------
1996
  Loans held for investment................................  $    240,000   $ 228,551    $   --       $    468,551
  Allowance for possible losses under the DUS product
    line...................................................       --          686,500        --            686,500
                                                             ------------  -----------  ------------  ------------
                                                             $    240,000   $ 915,051    $   --       $  1,155,051
                                                             ------------  -----------  ------------  ------------
                                                             ------------  -----------  ------------  ------------
1995
  Loans held for investment................................  $     50,000   $ 406,856    $ (216,856)  $    240,000
                                                             ------------  -----------  ------------  ------------
                                                             ------------  -----------  ------------  ------------

                                      S-2